STOCK PURCHASE AGREEMENT

BY AND AMONG

ELK VALLEY PROFESSIONAL AFFILIATES, INC.,
a Tennessee corporation,

SOUTH MISSISSIPPI HOME HEALTH, INC.,
a Mississippi corporation,

DEACONESS HOMECARE, LLC,
a Delaware limited liability company,

BIOSCRIP, INC.
a Delaware corporation,

THE BUYERS IDENTIFIED ON THE SIGNATURE PAGE HERETO,

and

LHC GROUP, INC.
a Delaware corporation

February 1, 2014

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Article 6 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER		27

6.1	Organization and Authority	27
6.2	Authorization; Valid and Binding Agreement	28
6.3	No Breach	28
6.4	Litigation	28
6.5	Title to Shares, Etc.	28
6.6	Brokerage	28
6.7	No Other Representations or Warranties	28

Article 7 REPRESENTATIONS AND WARRANTIES OF BUYER		29

7.1	Organization and Authority	29
7.2	Authorization; Valid and Binding Agreement	29
7.3	Brokerage	29
7.4	Litigation	29
7.5	Financing	29
7.6	No Knowledge of Misrepresentations or Omissions	29
7.7	No Other Representations or Warranties	29

Article 8 BUYER’S CONDITIONS PRECEDENT TO CLOSING		30

8.1	Covenants to be Performed	30
8.2	No Judgment, Decree or Order	30
8.3	Supporting Documents	30
8.4	Satisfaction of Indebtedness; Release of Liens	31
8.5	Third Party Consents	31
8.6	No Material Adverse Effect	31
8.7	Necessary Consents and Approvals	31
8.8	Transfer of Assets to Operating Newcos	31

Article 9 SHAREHOLDER’S CONDITIONS PRECEDENT TO CLOSING		31

9.1	Covenants to be Performed	31
9.2	No Judgment, Decree or Order	31
9.3	Supporting Documents	32
9.4	Purchase Price	32

Article 10 PRE-CLOSING COVENANTS		32

10.1	Conduct of the Business	32
10.2	Access to Books and Records	35
10.3	Conditions	36
10.4	Transition Services	36
10.5	No-Shop	36
10.6	Insurance	36
10.7	Resignation of Directors and Officers	37
10.8	Formation of Holding Newcos and Operating Newcos	37

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Article 11 COVENANTS OF BUYER		37

11.1	Access to Books and Records	37
11.2	Conditions	37
11.3	Contact with Customers, Suppliers, Etc.	37
11.4	Confidentiality	38
11.5	Employment; Employee Benefits	38
11.6	WARN Act Notice	39
11.7	Notification	39

Article 12 ADDITIONAL COVENANTS AND AGREEMENTS		40

12.1	Acknowledgment by Buyer.	40
12.2	Tax Matters.	40
12.3	Further Assurances	45
12.4	Restrictive Covenants	45
12.5	Public Announcements	49
12.6	Access to Books and Records	49

Article 13 INDEMNIFICATION		49

13.1	Survival Period	49
13.2	Indemnification by the Shareholder for the Benefit of Buyer	49
13.3	Mitigation; Related Matters	51
13.4	Indemnification by Buyer for the Benefit of the Shareholder	52
13.5	Manner of Payment	53
13.6	Defense of Third Party Claims	53
13.7	Determination of Loss Amount	54
13.8	Expiration of Indemnification	54
13.9	Effect of Failure to Close	54

Article 14 TERMINATION		54

Article 15 MISCELLANEOUS		55

15.1	Specific Performance	55
15.2	Notices	55
15.3	Waiver	56
15.4	Third Parties	56
15.5	Severability	56
15.6	Amendment	56
15.7	Counterparts	56
15.8	Headings	56
15.9	Entire Agreement	56
15.10	Successors and Assigns	56
15.11	Governing Law; Jurisdiction	57
15.12	BioScrip Guarantee	57
15.13	LHC Guarantee	58

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 1st day of February, 2014 (the “Effective Date”), by and among ELK VALLEY PROFESSIONAL AFFILIATES, INC., a Tennessee corporation (“EVPA”), SOUTH MISSISSIPPI HOME HEALTH, INC., a Mississippi corporation (“SMHH”) , DEACONESS HOMECARE, LLC, a Delaware limited liability company (“Shareholder”), and the Buyers identified on the signature pages hereto (collectively, the “Buyer”), BioScrip, Inc., a Delaware corporation (“BioScrip”) (solely with respect to Sections 10.4, 10.5, 10.6, 12.2, 12.4 and 15.12), and LHC Group, a Delaware corporation (“LHC”) (solely with respect to Sections 10.4, 10.6, 12.3 and 15.13).

RECITALS

WHEREAS, SMHH owns all of the issued and outstanding shares of the capital stock of the following: South Mississippi Home Health, Inc. – Region I, a Mississippi corporation, South Mississippi Home Health, Inc. – Region II, a Mississippi corporation, South Mississippi Home Health, Inc. – Region III, a Mississippi corporation, which collectively conduct home health and hospice operations in the State of Mississippi at the locations set forth on Exhibit A hereto;

WHEREAS, EVPA holds all of the membership interests of the following: Cedar Creek Home Health Care Agency, LLC, a Tennessee limited liability company, Elk Valley Health Services, LLC, a Tennessee limited liability company, Gericare, LLC, a Tennessee limited liability company, Elk Valley Home Health Care Agency, LLC, a Tennessee limited liability company, which collectively conduct home health and private duty operations in the State of Tennessee at the locations set forth on Exhibit A hereto;

WHEREAS, Infusion Therapy Specialists, Inc., a Nebraska corporation, Scott-Wilson, Inc., a Kentucky corporation, and Option Health, Ltd., an Illinois corporation (the “Excluded Companies”), collectively conduct home health operations in the States of Nebraska, Kentucky and Illinois, respectively, at the locations set forth on Exhibit A hereto;

WHEREAS, prior to the Closing the Shareholder is expected to form three (3) new wholly owned limited liability company subsidiaries in connection with the transactions contemplated hereunder (“Holding Newcos”);

WHEREAS, prior to the Closing the Holding Newcos are expected to each form a wholly owned limited liability company subsidiary in connection with the transactions contemplated hereunder (“Operating Newcos”);

WHEREAS, prior to the Closing the assets which are currently solely used in, and the operating liabilities which arose solely from, the operation of the home health businesses currently operated through the Excluded Companies are expected to be transferred to the Operating Newcos;

WHEREAS, Shareholder owns all of the issued and outstanding shares of the capital stock of EVPA and SMHH, and prior to the Closing will own all of the issued and outstanding membership interests of the Holding Newcos (collectively, the “Shares”); and

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WHEREAS, Buyer desires to purchase from Shareholder, and Shareholder desires to sell to Buyer, the Shares on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the above and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereby agree as follows:

Article 1
DEFINITIONS

1.1           Certain Definitions.    In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1, which shall be equally applicable to both the singular and plural forms.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to elect at least 50% of the governing board of such Person or to direct or cause the direction of the management and policies of the Person, whether through ownership of voting securities, partnership or limited liability interests, nonprofit membership, contract or otherwise.

“Buyer Closing Date Transaction” means any transaction outside of the ordinary course of business engaged in by any Company or any Company Subsidiary on the Closing Date, which occurs after the Closing at the direction of the Buyer, including any transaction engaged in by any Company or any Company Subsidiary in connection with the financing any obligations of the Buyer to make a payment under this Agreement, but not including transactions deemed to occur as a result of a Section 338(h)(10) Election.

“Closing Date Net Working Capital” means the Net Working Capital as of the Closing Date as determined in accordance with Section 4.2. For the avoidance of doubt, the Net Working Capital for each Company and each Company Subsidiary will be aggregated, however, any asset or Liability on the balance sheet of either Company related to Company Subsidiaries or any Affiliates shall be disregarded.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies’ knowledge”, “knowledge of Companies” and like phrases mean the actual knowledge of the Companies’ and Companies’ Subsidiaries’ Vice President of Home Care and Vice President Finance and Treasurer, and BioScrip’s Senior Vice President Human Resources, Chief Information Officer, Chief Financial Officer, Director of Corporate Development, and those person(s) identified on Schedule 1.1 attached hereto, after such due inquiry as a prudent businessperson would have made or exercised in the management of his or her business affairs.

“Companies” means EVPA, SMHH, and Holding Newcos, with each referred to as a “Company”.

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“Companies’ Subsidiaries” means Cedar Creek Home Health Care Agency, LLC, a Tennessee limited liability company, Elk Valley Health Services, LLC, a Tennessee limited liability company, Gericare, LLC, a Tennessee limited liability company, Elk Valley Home Health Care Agency, LLC, a Tennessee limited liability company, South Mississippi Home Health, Inc. – Region I, a Mississippi corporation, South Mississippi Home Health, Inc. – Region II, a Mississippi corporation, South Mississippi Home Health, Inc. – Region III, a Mississippi corporation, and the Operating Newcos (once formed).

“Confidential Information” means any confidential or proprietary business information, other than Trade Secrets, solely applicable to the Companies or the Companies’ Subsidiaries that is the subject of reasonable efforts to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Companies or the Companies’ Subsidiaries. Confidential Information shall include, but not be limited to, the following to the extent solely applicable to the Companies and the Companies’ Subsidiaries: (i) business or operating plans, strategies, know-how, portfolios, prospects or objectives; (ii) structure, products, product development in progress as of the date hereof, technology, distribution, sales, advertising services, support and marketing plans, practices, and operations; (iii) methods of pricing, costs and details of services; (iv) financial condition and results of operations; (v) the performance of any accounts; (vi) research and development, operations or plans; (vii) lists of patients, and payors (including, without limitation, the identity of patients, addresses, and any other characteristics of such Persons); (viii) information received from third parties under confidential conditions; (ix) management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); (x) personnel and compensation policies; (xi) operating policies and manuals; (xii) financial records and related information; (xiii) computer aided systems, software, strategies and programs; (xiv) financial data, formulas, patterns, compilations, studies, strategies, methods, techniques, processes and system analyses; or (xv) other valuable financial, commercial, business technical and marketing information related to any of the products or services made solely with respect to, the Companies or any of the Companies’ Subsidiaries. This definition shall not limit any definition of “confidential information” or any equivalent term under applicable state or federal law as applied to information which is solely applicable to the Companies or the Companies’ Subsidiaries. “Confidential Information” shall not include information which may also pertain to the Shareholder or its Affiliates (other than the Companies and the Companies’ Subsidiaries).

“Current Assets” means all accounts, notes, interest and other receivables of Companies and the Companies’ Subsidiaries, and all claims, rights, interests and proceeds related thereto, including all accounts and other receivables, in any case arising from the rendering of services to patients of the Companies and the Companies’ Subsidiaries, billed and unbilled, recorded and unrecorded, for services provided by Companies and the Companies’ Subsidiaries whether payable by private pay patients, private insurance, third party payors, Medicare, Medicaid, or by any other source (net of reserves for contractual allowances and allowance for doubtful accounts), inventory and prepaid expenses, calculated consistent with past practices.

“Current Liabilities” means all accounts payable, accrued Taxes and accrued wages and related liabilities of the Companies and the Companies’ Subsidiaries, calculated consistent with past practices.

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“Dispute” means any dispute or controversy arising between or among any parties out of or relating to or with respect to any of the provisions contained in this Agreement.

“EBITDA” means earnings before interest, income Taxes, depreciation and amortization, all of which shall be determined in accordance with GAAP, calculated consistent with past practices.

“Employee Benefit Plans” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other material employee benefit plan, program or arrangement that is maintained or contributed to by the Companies or the Companies’ Subsidiaries on behalf of their employees; provided, however, that the definition of “Employee Benefit Plan” shall not be deemed to include employment agreements.

“Environmental Laws” means all applicable federal, state, local and foreign Laws concerning emissions, discharges, releases or threatened releases, or the manufacture, transportation, storage or use, of any substance that is or becomes defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “pollutant,” or “contaminant” under the Comprehensive Environmental Response Compensation and Liability Act; the Emergency Planning and Community Right-To-Know Act; the Toxic Substances Control Act; the Resource Conservation and Recovery Act; the Clean Water Act; the Safe Drinking Water Act; the Clean Air Act; and the Hazardous Materials Transportation Act, each as amended and supplemented as of the Closing Date, any final regulations promulgated pursuant to such Laws, and any analogous and applicable Law, as the foregoing are enacted and in effect on or prior to the Closing Date.

“GAAP” means generally accepted accounting principles.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, arbitral body, department, division, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Health Care Laws” means: (i) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including specifically, the Ethics in Patient Referrals Act, as amended (the “Stark Law”), 42 U.S.C. § 1395nn; (ii) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); (iii) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); (iv) the False Claims Act, 31 U.S.C. §§ 3729-3733 (as amended); the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; (v) the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; (vi) the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8 (“HIPAA”) and all applicable implementing regulations, rules, ordinances, judgments, and orders, and any similar state and local statutes, regulations, rules, ordinances, judgments, and orders; (vii) all licensing, certificate of need, regulatory and reimbursement Laws applicable to healthcare service providers providing the items and services that the Companies or the Companies’ Subsidiaries provide, including, without limitation 42 CFR §424.550(b) referenced in Section 5.23.6 below; and (viii) any applicable policies, manuals, transmittals, guidelines of Governmental Entities related to reimbursement, claims submission or claims adjudication (including, without limiting the generality of the foregoing, any of the same, noncompliance with which would reasonably be expected to terminate or disqualify a person’s (including any party hereto) reimbursement or right to payment from, or participation with, any governmental payor).

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“Indebtedness” means, without duplication, the sum of (i) all obligations of the Companies and the Companies’ Subsidiaries for indebtedness for borrowed money (excluding, for the avoidance of doubt, any trade payables, accounts payable and other similar liabilities) and (ii) all obligations of the Companies and the Companies’ Subsidiaries for any accrued but unpaid interest relating to any of the foregoing; provided that, notwithstanding anything in the foregoing to the contrary, Indebtedness shall not include any (a) liabilities or obligations of the Companies and the Companies’ Subsidiaries in respect of any guarantees, letters of credit, performance bonds, surety bonds, sureties or similar obligations issued by or on behalf of the Companies or the Companies’ Subsidiaries, whether issued in connection with any customer or supplier contracts, proposals or otherwise, but in all cases limited to those solely related to the business operations of the Companies and the Companies’ Subsidiaries, (b) intercompany accounts, payables or loans of any kind or nature between or among any of the Companies and the Companies’ Subsidiaries, (c) liabilities or obligations under any lease (including under any capital lease), and (d) liabilities or obligations of the Companies and/or the Companies’ Subsidiaries relating to Buyer’s and/or any of Buyer’s Affiliates’ financing for the transactions contemplated hereby and/or any indebtedness arranged by Buyer and/or any of Buyer’s Affiliates.

“Independent Auditor” means BKD, LLP or another independent national or regional accounting firm which is acceptable to the parties and is not the auditor for Buyer, Shareholder or their respective Affiliates.

“Intellectual Property” means all (i) patents, patent applications, patent disclosures and inventions, together with all improvements, revisions, extensions and continuations thereof (ii) trademarks, service marks, trade dress, trade names, logos and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof together, to the extent applicable, with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof, (iv) computer software, data, data bases and documentation thereof, (v) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vi) World Wide Web addresses and domain name registrations, (vii) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works and any rights in semiconductor masks, layouts, architectures or topography, (viii) all advertising and promotional materials, and (ix) all copies and tangible embodiments of any of the above.

“Law” means, with respect to any particular Person, any statute, law, ordinance, rule or regulation of a Governmental Entity applicable to such Person, as the case may be.

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“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, known or unknown, liquidated or unliquidated, matured or unmatured, or otherwise.

“Liens” means any liens, claims, options, pledges, security interests, encumbrances or restrictions on transfer.

“Losses” means losses and out-of-pocket costs, damages, and expenses, including, without limitation, reasonable legal fees, accounting costs, fines, penalties, compliance costs, amounts paid in settlement, court costs, investigation and remediation costs, and consultant, expert, and other professional fees, including any of the above incurred in enforcing a right to indemnification hereunder. Losses shall exclude any such items that are punitive, special, consequential, incidental, exemplary, in the nature of lost profits or the like, or any dimunition in value of property or equity, except as to actual awards to a third party in an action brought against a Buyer Indemnified Party or with respect to a claim based on fraud.

“Material Adverse Effect” means any fact, circumstance, effect, change, event or development that materially adversely affects the business, properties, condition (financial or otherwise) or results of operations of the Companies and the Companies’ Subsidiaries, taken as a whole; provided, that, for purposes of this Agreement, a Material Adverse Effect shall not include the effect of (and none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect) (i) facts or circumstances existing as of the Effective Date within, or changes to, the industry or markets in which the business of the Companies and the Companies’ Subsidiaries operate, (ii) the announcement or disclosure of the transactions contemplated herein, (iii) general economic, regulatory or political conditions and other economic, regulatory or political conditions applicable to the home health care industry, or changes to any of the foregoing, (iv) changes in or the condition of financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (v) military action or any act of terrorism, (vi) changes in Law or GAAP after the date hereof, (vii) compliance with the terms of this Agreement or with any request of Buyer, (viii) any “Act of God”, including, but not limited to, any hurricane, fire, earthquake or other natural disaster, (ix) the failure of the Companies and the Companies’ Subsidiaries to meet or achieve the results set forth in any projection, estimate, forecast or plan, and/or (x) any matter set forth in the Schedules hereto (provided that the underlying causes of such failures in subsections (ix) and (x) (subject to the other provisions of this definition) shall not be excluded), except in each of subsections (i), (iii), (iv), (v), (vi), and (viii), above, to the extent that such changes, conditions or acts, taken as a whole, have a disproportionate impact on the Companies or the Companies’ Subsidiaries relative to other comparable businesses.

“Net Working Capital” means consolidated Current Assets of the Companies and the Companies’ Subsidiaries, minus consolidated Current Liabilities of the Companies and the Companies’ Subsidiaries, determined according to the accounting methods, policies, practices and procedures, including classification and estimation methodology, used by the Companies, the Companies’ Subsidiaries, and their Affiliates in the preparation of the Financial Statements.

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“Objections Statement” means a statement setting forth in reasonable detail the basis for the items on the Closing Statement being disputed in good faith.

“Permitted Liens” means (i) any restriction on transfer arising under any applicable securities Laws, (ii) Liens in respect of Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by either Company and/or any Company Subsidiary; (iii) Liens of landlords and mechanics’, carriers’, workers’, repairers’, and similar Liens arising or incurred in the ordinary course of business; (iv) zoning, entitlement, building, environmental and other land use regulations imposed by Governmental Entities having jurisdiction over any of the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (v) covenants, conditions, restrictions, easements and other similar matters of record or otherwise disclosed on title surveys affecting any of the real property subject to the Real Property Leases which do not materially impair the occupancy or use thereof for the purposes for which it is currently used or proposed to be used by either Company and/or any Company Subsidiary in connection with the Companies’ or the Companies’ Subsidiaries’ businesses; (vi) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (vii) purchase money Liens and Liens of lessors and licensors arising under lease agreements or license arrangements; (viii) Liens granted to any lender at or about the Closing in connection with any financing by Buyer or any of its Affiliates for the transactions contemplated hereby.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Entity.

“Pre-Closing Tax Periods” means all Tax periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Tax period that includes but does not end on the Closing Date.

“Recoupment Indemnity Matter” has the meaning set forth in Section 13.2.1(iv).

“Shareholder Approved Tax Matter” means (a) amending or otherwise changing any Tax Return or Tax election of the Companies or the Companies’ Subsidiaries for a Pre-Closing Tax Period or Straddle Period; (b) extending or waiving the applicable statute of limitations with respect to a Tax of the Companies or the Companies’ Subsidiaries for a Pre-Closing Tax Period or Straddle Period; (c) filing any ruling request with any Governmental Entity that relates to Taxes or Tax Returns of the Companies or the Companies’ Subsidiaries for a Pre-Closing Tax Period or Straddle Period; or (d) any disclosure to, or discussions with, any Governmental Entity regarding any Tax or Tax Returns of the Companies or the Companies’ Subsidiaries for a Pre-Closing Tax Period or Straddle Period, including disclosure to, or discussions with, a Governmental Entity with respect to filing Tax Returns or paying Taxes for a Pre-Closing Tax Period (or Straddle Period) in jurisdictions that the Companies or the Companies’ Subsidiaries did not file a Tax Return (or pay Taxes) for such periods.

“Special Indemnity Matter” has the meaning set forth in Section 13.2.1(iv).

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

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“Target Net Working Capital” means Eight Million Dollars ($8,000,000.00).

“Tax Benefit” shall mean any reduction in Taxes payable or any increase in any Tax refund receivable (including any related interest).

“Tax Loss” means any (i) Tax of either Company and/or any Company Subsidiary for a Pre-Closing Tax Period (or the portion of a Straddle Period ending on the Closing Date determined as provided in Section 12.2.2) and (ii) any reasonable fees and expenses of legal counsel or other tax advisors incurred by Buyer, either Company and/or any Company Subsidiary in controlling a proceeding by any Governmental Entity with respect to the Taxes set forth in clause (i). Notwithstanding the foregoing, Tax Losses shall exclude the following Taxes (and related costs): (a) Taxes to the extent reserved for as a Current Liability on the Closing Statement, as finally determined; (b) Taxes directly resulting from a breach by the Buyer of any covenant or other agreement in Section 12.2; (c) the Buyer’s allocable share of any Transfer Taxes under Section 12.2.4; and (d) Taxes resulting from a Buyer Closing Date Transaction.

“Tax Returns” means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any Laws, regulations or administrative requirements relating to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, unclaimed property, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes, charges, fees imposts, levies of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Trade Secret” means, in addition to any information solely applicable to the Companies and the Companies’ Subsidiaries which is covered by any definition of “trade secret” or any equivalent term under state, local or federal law, all information solely applicable to the Companies and the Companies’ Subsidiaries, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists, a list of actual or potential customers, or a list of actual or potential contractors, consultants and suppliers, which is not commonly known by or available to the public and which information: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. “Trade Secret” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Buyer, and shall not include information which may also pertain to the Shareholder or its Affiliates (other than the Companies and the Companies’ Subsidiaries). Nothing in this Agreement is intended, or shall be construed, to limit the protections of the Uniform Trade Secrets Act of any state or any other applicable law protecting trade secrets or other confidential information.

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1.2           Other Defined Terms. The following terms have the meanings defined for such terms in the locations set forth below:

Term	Location
Additional Cap	Section 13.2.2
Agreement	Introductory Paragraph
Allocation Schedule	Section 12.2.1(iii)(E)
BioScrip Obligation(s)	Section 15.12
Buyer	Introductory Paragraph
Buyer Indemnified Parties	Section 13.2.1
Closing	Article 3
Closing Date	Article 3
Closing Statement	Section 4.2
Companies	Introductory Paragraph
Comparable Benefits	Section 11.5
Confidentiality Agreement	Section 11.4
Deductible	Section 13.2.2
Effective Date	Introductory Paragraph
Effective Time	Article 3
Employees	Section 12.4.3(ii)
Estimated Closing Date Net Working Capital	Section 4.2
EVPA	Introductory Paragraph
EVPA Shares	Section 5.4.1
Excess Losses	Section 13.2.2(iii)
Final Closing Date Net Working Capital	Section 4.2
Financial Statements	Section 5.5
Fundamental Representations	Section 13.1
General Cap	Section 13.2.2
Government Programs	Section 5.20.1
Health Care Laws	Section 5.23.1
HIPAA	Section 5.23.1
Holding Newco	Recitals
Indemnification Notice	Section 13.6
Indemnitee	Section 13.6
Indemnitor	Section 13.6
Labor Laws	Section 5.18.2
Latest Balance Sheets	Section 5.5
Leased Real Property	Section 5.8.1
LHC	Introductory Paragraph
Material Contracts	Section 5.10.2
LHC Obligation	Section 15.13
Necessary Consents and Approvals	Section 8.7
New Plans	Section 11.5
Old Plans	Section 11.5
Operating Newcos	Recitals
Private Programs	Section 5.20.1

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Term	Location
Providers	Section 12.4.3(ii)
Purchase Price	Section 4.1
Real Property Leases	Section 5.8.1
Restricted Territory	Section 12.4.2
Section 338(h)(10) Election	Section 12.2.1(iii)(E)
Seller Party	Section 10.5
Shareholder	Introductory Paragraph
Shareholder Indemnified Parties	Section 13.4.1
Shareholder Prepared Returns	Section 12.2.1
Shares	Recitals
SMHH	Introductory Paragraph
SMHH Shares	Section 5.4.1
Stark Law	Section 5.23.1
Survival Period	Section 13.1
Tax Contest	Section 12.2.5(i)
Third Party Claim	Section 13.6
Top Suppliers	Section 5.25
Transfer Taxes	Section 12.2.4
WARN Act	Section 5.18.4

Article 2
SALE AND PURCHASE OF SHARES

Subject to the terms and the conditions set forth in this Agreement and on the basis of the representations and warranties herein, Shareholder agrees to sell, convey, transfer, assign and deliver to Buyer and Buyer agrees to purchase, receive and accept from Shareholder all of the Shares, free and clear of all Liens.

Article 3
CLOSING

Unless the parties hereto otherwise agree in writing, the actions contemplated to consummate the transactions under this Agreement (the “Closing”) shall take place on the later of March 31, 2014 or the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) (the “Closing Date”). The Closing shall occur at a time and place mutually determined by the parties, and shall be deemed effective at 12:01 a.m. Eastern Time on the date immediately following the Closing Date (the “Effective Time”).

Article 4
PURCHASE PRICE

4.1           Purchase Price. The amount payable in consideration for the sale by the Shareholder of the Shares (the “Purchase Price”) shall be equal to (a) SIXTY MILLION Dollars ($60,000,000.00), less (b) One Dollar ($1.00) for each dollar that the Closing Date Net Working Capital is less than the Target Net Working Capital, plus (c) One Dollar ($1.00) for each dollar that the Closing Date Net Working Capital is more than the Target Net Working Capital. The Purchase Price shall be paid as set forth in this Article 4.

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4.2           Payment and Adjustment of Purchase Price. At least five (5) days prior to the Closing Date, the Shareholder shall deliver to Buyer a certificate signed by the chief financial officer of Shareholder (or person with similar responsibilities) setting forth the Shareholder’s estimate of the Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”). At the Closing, Buyer shall pay to Shareholder an amount equal to the Purchase Price (based on the Estimated Closing Date Net Working Capital) in readily available funds via wire transfer to an account designated by Shareholder. Within forty-five (45) days after the Closing Date, Buyer will deliver to Shareholder a reasonably detailed proposed statement of the final calculation of Closing Date Net Working Capital (collectively, the “Closing Statement”). After delivery of the Closing Statement, Buyer and the Companies shall promptly make available to Shareholder the working papers, books, records and personnel of the Companies and their accountants that the Shareholder reasonably requires in order to review and understand the Closing Statement and the basis therefor. Shareholder may make inquiries of Buyer or the Companies and their accountants and appropriate employees regarding questions concerning or disagreements with the proposed Closing Statement arising in the course of Shareholder’s review thereof, and Buyer and the Companies shall cause any such employees and accountants to reasonably cooperate with and respond to such inquiries in a prompt manner. If Shareholder has any objections to the Closing Statement, Shareholder shall deliver to Buyer an Objections Statement within thirty (30) days after delivery of the Closing Statement. If an Objections Statement is not delivered to Buyer within thirty (30) days after delivery of the Closing Statement, the Closing Statement shall be final, binding and non-appealable by the parties hereto. Shareholder hereby waives the right to assert any objection, other than allegations of fraud, with respect to the Closing Statement that is not asserted in an Objections Statement delivered to Buyer within thirty (30) days after delivery of the Closing Statement. If Shareholder timely delivers an Objection Statement, Shareholder and Buyer shall negotiate in good faith to resolve any identified objections. If they do not reach a final resolution within fifteen (15) days after the delivery of the Objections Statement, Shareholder or Buyer may, with written notice to the other party, submit such Dispute to the Independent Auditor. Shareholder and Buyer shall use their commercially reasonable efforts to cause the Independent Auditor to resolve all disagreements as soon as practicable. The Closing Statement reflecting the resolution of the Dispute by the Independent Auditor shall be final, binding and non-appealable on the parties hereto. “Final Closing Date Net Working Capital” means the final, binding and non-appealable determination of the Closing Date Net Working Capital pursuant to this Section 4.2. The Shareholder shall pay a portion of the fees and expenses of the Independent Auditor, if any, equal to 100% of such fees and expenses multiplied by a fraction, the numerator of which is equal to the difference between Buyer’s proposed Closing Date Net Working Capital as adjusted after taking into account the items Shareholder disputes in good faith and the Independent Auditor’s determination, and the denominator of which is equal to the difference between Buyer’s proposed Closing Date Net Working Capital as adjusted after taking into account the items Shareholder disputes in good faith and Buyer’s proposed Closing Date Net Working Capital. Buyer shall pay that portion of the fees and expenses of the Independent Auditor that Shareholder is not required to pay hereunder. If the amount required to be paid as the Purchase Price based on the Final Closing Date Net Working Capital is greater than the amount paid to Shareholder on the Closing Date, Buyer shall pay to Shareholder the amount of such excess in readily available funds via wire transfer to an account designated by Shareholder. If the amount required to be paid as the Purchase Price based on the Final Closing Date Net Working Capital is less than the amount paid to Shareholder on the Closing Date, Shareholder shall pay the amount of such shortfall to Buyer in readily available funds via wire transfer to an account designated by Buyer. Any payment required under this Section shall be (A) due within five (5) business days of determination of the Final Closing Date Net Working Capital; and (B) paid by wire transfer of immediately available funds to such account as is directed by Buyer or Shareholder, as the case may be.

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Article 5
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANIES

The Shareholder and the Companies, jointly and severally, represent and warrant to Buyer that, as of the date hereof and at the Closing Date:

5.1           Organization and Corporate Power. Each of the Companies and the Companies’ Subsidiaries (a) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite power to own and operate its properties and to carry on its businesses as now conducted and (c) is, where applicable, duly qualified to do business and is, where applicable, in good standing in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except, in each case, where the failure to be so qualified or in good standing would not have a Material Adverse Effect. The Companies have made available to Buyer copies of the applicable certificate of incorporation, bylaws or other charter or organizational documents of each of the Companies and Companies’ Subsidiaries as currently in effect. Except for the Companies’ equity ownership interests of the Companies’ Subsidiaries, none of the Companies or any of the Companies’ Subsidiaries own any capital stock, partnership interest or other equity ownership interest in any other Person.

5.2           Authorization; Valid and Binding Agreement. The Companies have full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Companies and the consummation by the Companies of the transactions contemplated hereby have been duly authorized by all necessary corporate (including shareholder/member authorization to the extent necessary) action and no other corporate (including shareholder/member) proceedings on the part of the Companies are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligations of the Companies, enforceable in accordance with its terms and conditions, subject to Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies.

5.3           No Breach. Except as set forth on Schedule 5.3, the execution, delivery and performance of this Agreement by the Companies and the consummation of the transactions contemplated hereby by the Companies does and will not (i) result in any breach of, constitute a default under or result in a violation of the provisions of the Companies’ or any Companies’ Subsidiaries’ certificate of incorporation, bylaws or other charter or organizational documents, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any Material Contract or Real Property Lease, (iii) result in the imposition or creation of a Lien upon or with respect to any of the Shares, (iv) violate any applicable Law, order, judgment or decree to which the Companies or any Companies’ Subsidiaries is subject or (v) require the Companies or any Companies’ Subsidiaries to obtain any authorization, consent or approval of or require the Companies or any Companies’ Subsidiaries to provide any notice to or make any filing with any Governmental Entity under the provisions of any applicable material Law, order, judgment or decree to which the Companies or any Companies’ Subsidiaries is subject.

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5.4           Capitalization.

5.4.1           The entire authorized equity securities of EVPA consist of 200,000 shares of common stock, no par value per share, of which 118,541.96 shares are issued and outstanding (the “EVPA Shares”). The entire authorized equity securities of SMHH consist of 5,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding (the “SMHH Shares”). The EVPA Shares, the SMHH Shares, and upon Closing, the membership interests of the Holding Newcos, constitute all of the Shares. Shareholder is the sole owner (of record and beneficially) of all of the Shares, free and clear of all Liens, except for (i) Liens described in subsections (i) and (viii) of the definition of Permitted Liens, and/or (ii) Liens that will be terminated or released at the Closing, which Liens are set forth on Schedule 5.7. Upon termination or release at the Closing of those Liens set forth on Schedule 5.7, there will be no restrictions on the right of the Shareholder to transfer the Shares to Buyer pursuant to this Agreement. The assignments, endorsements, stock powers, or other instruments of transfer to be delivered by Shareholder to Buyer at the Closing will be sufficient to transfer Shareholder’s entire interest in the Shares (of record and beneficially) owned by Shareholder. Upon transfer to Buyer of the certificates representing the Shares, Buyer will receive good title to the Shares, free and clear of all Liens. To the Company’s knowledge, no third party has asserted a claim of ownership to any of the Shares since March 25, 2010.

5.4.2           All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Companies to issue, sell or otherwise cause to become outstanding any of their capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Companies.

5.4.3           All of the issued and outstanding shares of capital stock or other equity ownership interests of the Companies’ Subsidiaries are duly authorized and validly issued, fully paid and, to the extent applicable, non-assessable. All of the issued and outstanding shares of capital stock or other equity ownership interests of the Companies’ Subsidiaries are owned by the Companies, free and clear of all Liens, except for (i) Liens described in subsections (i) and (viii) of the definition of Permitted Liens, and/or (ii) Liens that will be terminated or released at the Closing, which Liens are set forth on Schedule 5.7. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any Companies’ Subsidiaries to issue, sell or otherwise cause to become outstanding any of its capital stock or other equity ownership interests. Schedule 5.4.3 lists for each of the Companies’ Subsidiaries, its authorized equity securities, the number and type of equity securities issued and outstanding, and the Company holder of such securities and the number of securities of each entity held by the applicable Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Companies’ Subsidiaries. As of the Effective Time, the Companies will hold, beneficially and of record, good title to all capital stock or other equity ownership interests of the Companies’ Subsidiaries, free and clear of all Liens. To the Company’s knowledge, no third party has asserted a claim of ownership to any of the issued and outstanding shares of capital stock or other equity ownership interests of the Companies’ Subsidiaries since March 25, 2010.

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5.4.4           None of the Companies nor the Companies’ Subsidiaries owns, or is a party to or is bound by any contract or commitment to acquire, any equity security or other security of any Person or any direct or indirect equity or ownership interest in any other business. None of the Companies nor the Companies’ Subsidiaries is obligated to provide funds to or make any investment (whether in the form of a loan, capital contribution, or otherwise) in any other Person.

5.5           Financial Statements. The Companies have furnished Buyer with copies of the following (collectively, the “Financial Statements”):

5.5.1           the unaudited consolidated balance sheet of the Companies and the Companies’ Subsidiaries as of December 31, 2011, 2012 and 2013 (which does not include the home health businesses operated through Infusion Therapy Specialists, Inc., Scott-Wilson, Inc., and Option Health, Ltd.);

5.5.2           the unaudited pro forma selected balance sheet accounts reflecting the assets and liabilities of the home health businesses operated through Infusion Therapy Specialists, Inc., Scott-Wilson, Inc., and Option Health, Ltd. as of December 31, 2013 (collectively with the balance sheet provided under subsection 5.5.1 above, the “Latest Balance Sheets”); and

5.5.3           the unaudited consolidated statement of income of the Companies and the Companies’ Subsidiaries, and for the home health businesses operated through Infusion Therapy Specialists, Inc., Scott-Wilson, Inc., and Option Health, Ltd. for the years ended December 31, 2011, 2012 and 2013.

The balance sheets provided under subsections 5.5.1 above have been prepared consistent with past practices, except as set forth therein or on Schedule 5.5. The balance sheet provided under subsection 5.5.2 above and the statements of income provided under subsections 5.5.3 above have been prepared consistent with accounting methods used in the past with respect to the Companies and the Companies’ Subsidiaries, except as set forth therein or on Schedule 5.5. The Financial Statements are true, correct and complete in all material respects, and, except as set forth therein or on Schedule 5.5 , have been prepared using consistent accounting practices for the periods and dates presented. The Financial Statements present fairly in all material respects the financial position of the Company and the Companies’ Subsidiaries, as applicable, as of the dates indicated and present fairly in all material respects the results of the operations, changes in equity and cash flows for the periods then ended. The Financial Statements have been prepared in accordance with the books and records of the Company and the Companies’ Subsidiaries, as applicable, which have been properly maintained and are true, complete and correct in all material respects. Neither the Company nor the Companies’ Subsidiaries has received any advice or notification that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Financial Statements or the books and records, any properties, assets, liabilities, revenues or expenses.

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5.6           Absence of Certain Developments. Since the date of the Latest Balance Sheets, there has not been any Material Adverse Effect. Since the date of the Latest Balance Sheets, except (i) as set forth on Schedule 5.6, and (ii) as contemplated by this Agreement, the business of the Companies and the Companies’ Subsidiaries have been operated in all material respects in the ordinary course of business consistent with past practice, and the Companies and each Companies’ Subsidiary has complied in all material respects with the covenants and restrictions set forth in Section 10.1.1 (other than Section 10.1.1(v), (vi) and (ix)) and Section 10.1.2 (other than Section 10.1.2(v)) hereof.

5.7           Title to Properties. Except as set forth on Schedule 5.7, the Companies and the Companies’ Subsidiaries have good title to all of the tangible personal property shown to be owned by them on the Latest Balance Sheets (except for such personal property sold or disposed of subsequent to the date thereof in the ordinary course of business), free and clear of all Liens, except for Permitted Liens and those Liens set forth on Schedule 5.7. All items of tangible personal property (including inventory) shown to be owned by the Companies and each Companies’ Subsidiaries on the Latest Balance Sheets (except for such personal property sold or disposed of subsequent to the date thereof in the ordinary course of business) are in the aggregate in adequate operating condition and repair, normal wear and tear excepted, other than machinery and equipment under repair or out of service in the ordinary course of business, and are of a quality and quantity usable and, with respect to inventory, saleable in the ordinary course of business.

5.8           Real Property.

5.8.1           Leased Real Property. The real property demised by the leases described on Schedule 5.8.1 (the “Real Property Leases”) constitutes all of the real property leased by the Companies and each Companies’ Subsidiaries (the “Leased Real Property”). With respect to each Real Property Lease, except as set forth on Schedule 5.8.1, neither the Companies, any Companies’ Subsidiaries nor, to the Companies’ knowledge, any of the other counterparties thereto is in material breach or material default under any such Real Property Lease. Each of the Companies and each of the Companies’ Subsidiaries has a valid leasehold interest in its Leased Real Property free and clear of any Liens other than Permitted Liens. Each of the Real Property Leases is in full force and effect in all material respects. None of the Companies nor any of the Companies’ Subsidiaries has received any written notice within the past twenty-four (24) months of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting the Leased Real Property. All licenses, permits and approvals required for the occupancy and operation of the Leased Real Property as presently being used have been obtained and are in full force and effect and none of the Companies or any of the Companies’ Subsidiaries has received any written notice of violations in connection with such items. Except as set forth on Schedule 5.8.1, none of the Companies nor any of the Companies’ Subsidiaries has subleased, licensed or otherwise granted anyone the right to use or occupy the Leased Real Property or any portion thereof or collaterally assigned or granted any other security interest in any such lease or interest therein.

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5.8.2           Owned Real Property. Neither the Companies nor any Companies’ Subsidiaries owns any real property.

5.9           Tax Matters. Except as set forth on Schedule 5.9:

5.9.1           Each of the Companies and the Companies’ Subsidiaries has timely filed all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Companies nor any of the Companies’ Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of, or for which there exists liability of, the Companies and the Companies’ Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the assets of the Companies or the Companies’ Subsidiaries. No claim has ever been made by any Governmental Entity in a jurisdiction where the Companies or any of the Companies’ Subsidiaries does not file a Tax Return that such entity may be subject to Taxes in that jurisdiction.

5.9.2           None of the Companies nor any of the Companies’ Subsidiaries has received any written notice of assessment or proposed assessment in connection with any Taxes, and to the knowledge of the Company and the Companies’ Subsidiaries there are no threatened or pending disputes, claims, audits or examinations regarding any Taxes or the assets of the Companies or any of the Companies’ Subsidiaries. Neither the Companies nor any of the Companies’ Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

5.9.3           Each of the Companies and the Companies’ Subsidiaries has materially complied with all applicable laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate Governmental Entities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Code Sections 1441 and 1442 or similar provisions under foreign law.

5.9.4           The unpaid Taxes of each of the Companies and the Companies’ Subsidiaries (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Latest Balance Sheets, (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Companies and the Companies’ Subsidiaries in filing their Tax Returns and (iii) do not exceed the amount reflected as a Current Liability in the computation of Net Working Capital.

5.9.5           Except as set forth on Schedule 5.9.5, none of the Companies nor any of the Companies’ Subsidiaries is a party to any Tax allocation or Tax sharing agreement and none of the Companies nor any of the Companies’ Subsidiaries has been a member of an affiliated group within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which is BioScrip, Inc.) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise.

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5.9.6         Each of the Companies and the Companies’ Subsidiaries has disclosed on its federal income Tax Returns all positions taken thereon that could reasonably give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

5.9.7         None of the Companies nor any of the Companies’ Subsidiaries has participated in any reportable transaction, as defined in Code Section 6707A(c)(1) and Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

5.9.8         None of the Companies nor any of the Companies’ Subsidiaries has distributed stock of another entity, or had its stock distributed by another entity in a transaction governed or intended to be governed by Section 355 or Section 361 of the Code.

5.9.9         Neither of the Companies nor any Company Subsidiary is a party to any agreement, contract, arrangement or a plan that has resulted or could reasonably result, separately or in the aggregate, in a payment of (i) any “excess parachute payment within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or foreign law).

5.9.10       Neither of the Companies nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)          change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)         use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(iii)        "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date;

(iv)        intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

(v)         installment sale or open transaction disposition made on or prior to the Closing Date;

(vi)        prepaid amount received on or prior to the Closing Date; or

(vii)       election under Section 108(i) of the Code.

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5.9.11         The Companies and each Company Subsidiary that is a corporation are members of the federal consolidated group of which BioScrip is the common parent and each Company Subsidiary that is a limited liability company is a disregarded entity for federal tax purposes.

5.10         Contracts and Commitments.

5.10.1         Schedule 5.10.1 lists all of the following contracts, agreements, arrangements, commitments, obligations and plans (whether written or oral, unless otherwise specified below) to which any of the Companies or any of Companies’ Subsidiaries is a party:

(i)          Any pension, retirement or deferred compensation plan or contract or other bonus plan, other than as described in Schedule 5.13;

(ii)         Any collective bargaining agreement or contract with any labor union;

(iii)        Any employment agreement for the employment of any Person;

(iv)        Any engagement of any medical director or any physician as a consultant, independent contractor or agent;

(v)         Any loan agreement or indenture with any third party relating to Indebtedness under which the Companies or any Companies’ Subsidiaries has borrowed money or made any loan;

(vi)        Any lease agreement with any third party under which the Companies or any Companies’ Subsidiaries is lessee of any personal property owned by any third party for which the annual rental payments paid by the Companies or any Companies’ Subsidiaries (as applicable) exceeds $25,000 and which is not terminable on thirty (30) or fewer days’ notice by the Companies or any Companies’ Subsidiaries without Liability for any material penalty;

(vii)       Any lease agreement under which the Companies or any Companies’ Subsidiaries is lessor of any personal property owned by the Companies or any Companies’ Subsidiaries for which the annual rental payments paid to the Companies or any Companies’ Subsidiaries (as applicable) exceeds $25,000 and which is not terminable by on thirty (30) or fewer days’ notice by the Companies or any Companies’ Subsidiaries without Liability for any material penalty;

(viii)      Any contract or agreement (other than those covered by clauses (i) through (vi) above and other than the Real Property Leases) with any third party involving annual payments to or by the Companies or any Companies’ Subsidiaries of more than $50,000 with respect to any such contract or agreement;

(ix)         Any partnership or joint venture contract;

(x)          Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of the Companies’ or the Companies’ Subsidiaries’ current or former directors, officers, and employees not otherwise listed on Schedule 5.13;

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(xi)         Any written agreement between any of the Companies or the Companies’ Subsidiaries and any of their Affiliates pursuant to which amounts are payable by or to the Companies or the Companies’ Subsidiaries;

(xii)        Any contract with any third party containing covenants prohibiting the Companies or any Companies’ Subsidiaries in any material respect following the Closing from: (a) competing in any line of business, (b) soliciting employees or businesses, or (c) disclosing information (other than contracts entered into in the ordinary course of business); and

(xiii)       Any contract subject to Executive Order 11246.

5.10.2         With respect to each of the contracts, agreements and plans set forth on Schedule 5.10.1 (each a “Material Contract”), except as set forth on Schedule 5.10.2, (i) the Companies have made available to Buyer a copy of such Material Contract, (ii) neither the Companies, any Companies’ Subsidiaries nor, to the Companies’ knowledge, any other party thereto, is in material breach of such Material Contract or default under any such Material Contract, and (iii) each such Material Contract is valid and in full force in effect in all material respects and constitutes a legal, valid and binding obligation of the Companies or the applicable Companies’ Subsidiaries and, to the Companies’ knowledge, the other parties thereto, and is enforceable against the Companies or the applicable Companies’ Subsidiaries in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

5.11         Intellectual Property.

5.11.1         Schedule 5.11 contains a list of all of the Intellectual Property, and all applications for the registration of any Intellectual Property, that are material to (and used in the conduct of) the businesses of the Companies and each Companies’ Subsidiaries and that are owned, licensed or filed by the Companies and any Companies’ Subsidiaries. Except as set forth on Schedule 5.11: (i) since January 1, 2012, neither the Companies nor any Companies’ Subsidiaries has received any written notices of infringement or misappropriation from any third party with respect to the use by the Companies and any Companies’ Subsidiaries of any material Intellectual Property owned or used by the Companies or any Companies’ Subsidiaries during such period; (ii) to the Companies’ knowledge, no third party is materially infringing or misappropriating any Intellectual Property owned by the Companies or any Companies’ Subsidiaries, and (iii) the trademarks, service marks, and trade names identified on Schedule 5.11 are owned by the Companies or the Companies’ Subsidiaries, were first used in commerce by the Companies or any Companies’ Subsidiaries as of the date set forth on Schedule 5.11, and have been continuously and properly used since the identified first use date. All Intellectual Property owned by the Companies or the Companies’ Subsidiaries is owned free and clear of all Liens. The Companies and the Companies’ Subsidiaries own or have the right to use all of the Intellectual Property used in the conduct of their businesses.

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5.11.2         The Companies and Companies’ Subsidiaries have obtained and possesses valid licenses, sublicenses or other rights to legally use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with each Company’s business.

5.12         Litigation. Except as set forth on Schedule 5.12, there are no actions, suits, hearings, or proceedings currently pending or, to the Companies’ knowledge, threatened against the Companies or any Companies’ Subsidiaries, at Law or in equity, before or by any Governmental Entity, and neither the Companies nor any Companies’ Subsidiaries is subject to any outstanding judgment, injunction, order, ruling or decree of any Governmental Entity with respect to which the Companies or any Companies’ Subsidiaries has any future material obligations.

5.13         Employee Benefit Plans.

5.13.1         Schedule 5.13 sets forth a list of each Employee Benefit Plan maintained by the Companies and the Companies’ Subsidiaries or to which the Companies and any Companies’ Subsidiaries are obligated to contribute.

5.13.2         Except as set forth on Schedule 5.13:

(i)          All such Employee Benefit Plans have been made available to Buyer and/or its agents;

(ii)         Each such Employee Benefit Plan has been maintained, funded and administered in material compliance with its terms and all applicable Laws (including, to the extent applicable, the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code), except as would not result in a material Loss to the Companies and the Companies’ Subsidiaries;

(iii)        Other than routine claims for benefits, there is no claim or lawsuit pending or, to the knowledge of the Companies, overtly threatened against the Companies or the Companies’ Subsidiaries arising out of any such Employee Benefit Plan, except for any such claim or lawsuit as would not result in a material Loss to the Companies or the Companies’ Subsidiaries;

(iv)        Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter or prototype opinion letter from the Internal Revenue Service, and, to the Companies’ knowledge, nothing has occurred that would be reasonably likely to cause the loss of such qualified status of such plan(s);

(v)         No such Employee Benefit Plan is a defined benefit pension plan or “multiple employer welfare arrangement” under Section 3(40) of ERISA or has, since December 31, 2008, been subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA; and

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(vi)        Neither the Companies nor any Companies’ Subsidiaries have ever contributed to, or had any obligation to contribute to, any “multiemployer plan” under Section 3(37) of ERISA.

5.13.3         This Section 5.13 constitutes the sole and exclusive representations and warranties of the Companies and the Companies’ Subsidiaries with respect to any matters relating to any Employee Benefit Plan.

5.14         Insurance. Since January 1, 2009, there have been maintained by or on behalf of the Companies and the Companies’ Subsidiaries (i) general and professional liability insurance coverage , and (ii) various policies and forms of insurance insuring the business of the Companies and the Companies’ Subsidiaries, which are, in each case, of the type and in amounts customary and adequate for the businesses then conducted by the Companies and the Companies’ Subsidiaries. Schedule 5.14 lists all insurance policies to which any of the Companies or any of the Companies’ Subsidiaries is a party, an insured, or a beneficiary, or under which any director, officer, or manager of any of the Companies or any of the Companies’ Subsidiaries, in his or her capacity as such, is covered. All such policies are maintained on an occurrence basis, except as disclosed on Schedule 5.14. Except as provided on Schedule 5.14, none of such insurance policies provide for any retrospective premium adjustments on the part of the Companies or Companies’ Subsidiaries. All such insurance policies are in full force and effect. Neither the Companies nor any Companies’ Subsidiaries is in default regarding the policies of any such insurance, including, without limitation, failure to make timely payments of all premiums due thereon, and they have not failed to file any notice or present any claim thereunder in due and timely fashion. No insured under any such insurance policy has, and to Company’s knowledge, no insurer has, repudiated any material provision thereof. Copies of all insurance policies set forth on Schedule 5.14 have been delivered to Buyer.

5.15         Compliance with Laws. Except as set forth on Schedule 5.15, the Companies and the Companies’ Subsidiaries are in material compliance with all Laws, orders, judgments, decrees or any other requirement of any Governmental Entity applicable to the Companies or the Companies’ Subsidiaries.

5.16         Environmental Matters. Except as set forth on Schedule 5.16:

5.16.1         The Companies and the Companies’ Subsidiaries are in compliance with all applicable Environmental Laws, except where the failure to obtain or comply would not have a Material Adverse Effect. The Companies and the Companies’ Subsidiaries possess all material permits, registrations, licenses and other authorizations required under applicable Environmental Laws to be possessed by them with respect to the conduct of their respective businesses as presently conducted, and are in compliance with such permits, registrations, licenses and authorizations, except where the failure to obtain or comply would not have a Material Adverse Effect.

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5.16.2         Neither the Companies nor the Companies’ Subsidiaries has, since January 1, 2012, received any written notice from any Governmental Entity that alleges that the Companies or any Companies’ Subsidiaries is in material violation of any Environmental Law or has any Liability arising under applicable Environmental Laws relating to either the Companies, the Companies’ Subsidiaries or their facilities.

5.16.3         This Section 5.16 constitutes the sole and exclusive representations and warranties of the Companies and the Companies’ Subsidiaries with respect to any environmental matters, including, without limitation, any arising under Environmental Laws.

5.17         Related Party Transactions. Except as (i) set forth on Schedule 5.17 or (ii) reflected in the Financial Statements, none of the Shareholder, nor any of the officers, directors, employees, or managers of the Shareholder, the Companies or the Companies’ Subsidiaries has entered into any outstanding agreement or contract with the Companies or any Companies’ Subsidiaries.

5.18         Employees.

5.18.1         Schedule 5.18.1(i) sets forth a list, on a de-identified basis, of all employees of the Companies and the Companies’ Subsidiaries, including all full-time, part-time, temporary and “as needed” employees, including each such employee’s position, salary and specifying the benefits in which such employee is enrolled as of the business day prior to the date of this Agreement. The first business day following the execution of this Agreement, the Shareholder shall provide to the Buyer a supplemented Schedule 5.18.1(i), providing the corresponding names of each employee. There are no individuals who are independent contractors or consultants with whom the Companies and Companies’ Subsidiaries contract for nursing or therapy services. Schedule 5.18.1(ii) sets forth a list of all nurse staffing and therapy companies with which the Companies and the Companies’ Subsidiaries has entered into a written agreement. Within ten (10) business days following the execution of this Agreement, the Shareholder shall use diligent efforts to provide to the Buyer a list of those individuals (by name and position) who have provided services to the Companies and/or the Companies’ Subsidiaries during the prior three (3) month period pursuant to contracts with the nursing and/or therapy services companies listed on Schedule 5.18.1(ii).

5.18.2         Each of the Companies and the Companies’ Subsidiaries is in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, including without limitation, ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1966 and 1964, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, the Fair Labor Standards Act and the Rehabilitation Act of 1973 and all regulations under such acts (collectively, the “Labor Laws”), and none of the Companies nor any of the Companies’ Subsidiaries is liable for any Liabilities, judgments, decrees, orders, arrearage of wages or Taxes, fines or penalties for failure to comply with any of the Labor Laws.

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5.18.3         Except as disclosed on Schedule 5.18.3:

(i)          There are no charges, governmental audits, investigations, administrative proceedings or complaints concerning the Companies or any of the Companies’ Subsidiaries employment practices pending or, to the Companies’ knowledge, threatened before any Governmental Authority or court, and, to the Companies’ knowledge, no basis for any such matter exists;

(ii)         All current employees, consultants and independent contracts performing services for or on behalf of the Companies and the Companies’ Subsidiaries possess and at all times under the employ of the Companies and the Companies’ Subsidiaries have maintained all valid licenses, registrations and certifications required by any federal or state board or agency charged with regulating the activities of health care practitioners;

(iii)        To the Companies’ knowledge, there are no inquiries, investigations or monitoring of activities of any licensed, registered, or certified personnel employed by, credentialed or privileged by, or otherwise providing health care services on behalf of the Companies or any of the Companies’ Subsidiaries pending or threatened by any federal or state board or agency charged with regulating the professional activities of health care practitioners;

(iv)        None of the Companies nor any of the Companies’ Subsidiaries is a party to any union or collective bargaining agreement or any other agreement regarding the rates of pay or working conditions of any employees of the Companies or any of the Companies’ Subsidiaries, and, to the Companies’ knowledge, no union attempts to organize the employees of the Companies or any of the Companies’ Subsidiaries have been made, and, to the Companies’ knowledge, there are no such attempts now threatened; and

(v)         None of the Companies nor any of the Companies’ Subsidiaries has experienced any organized slowdown, work interruption, strike, or work stoppage by its employees.

5.18.4         None of the Companies nor any of the Companies’ Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility; and none of the Companies nor any of the Companies’ Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Law. None of the Companies’ nor any of the Companies’ Subsidiaries’ employees has suffered an “employment loss” (as defined in the WARN Act) more recently than six (6) months prior to the Closing Date.

5.19         Brokerage. Except as set forth on Schedule 5.19 to the Companies’ knowledge, neither the Companies nor the Companies’ Subsidiaries has any liability or obligation to pay any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by the Companies or the Companies’ Subsidiaries prior to the Closing Date.

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5.20         Licenses, Authorizations and Provider Programs.

5.20.1         The Companies and the Companies’ Subsidiaries, as applicable are: (i) the holders of all valid licenses and other rights, permits and authorizations required by Law or any Governmental Authority to be owned or possessed by the Companies and the Companies’ Subsidiaries for the conduct of their respective businesses as presently conducted; (ii) certified for participation and reimbursement under Titles XVIII and XIX of the Social Security Act to participate in Medicare and such other similar federal reimbursement or governmental programs, and those Medicaid programs listed on Schedule 5.20.1 for which the Companies and/or the Companies’ Subsidiaries are eligible to receive payments on account of services provided by them (the “Government Programs”); (iii) the holders of current provider agreements for such Government Programs; and (iv) the holders of current provider agreements with certain private non-governmental programs listed on Schedule 5.20.1 (“Private Programs”). Set forth on Schedule 5.20.1 is a correct and complete list of such licenses, permits and other authorizations under all Government Programs and Private Programs. Except as noted on Schedule 5.20.1, true, complete and correct copies of all items listed on Schedule 5.20.1 have been provided to Buyer. True, complete and correct copies of all surveys of the Companies and/or the Companies’ Subsidiaries conducted in connection with any Government Program, Private Program or licensing or accrediting body during the past five (5) years have been provided to Buyer.

5.20.2         No material violation, default, or deficiency by Companies or Companies’ Subsidiaries exists with respect to any of the items listed on Schedule 5.20.1. None of the Companies nor any of the Companies’ Subsidiaries has received within the past three (3) years, and to the Companies’ knowledge none of the Companies nor any of the Companies’ Subsidiaries has received prior to such three (3) year period, any written notice of any action pending or recommended by any Governmental Authority having jurisdiction over the items listed on Schedule 5.20.1, either to revoke, limit, withdraw or suspend any license, right or authorization, or to terminate the participation of the Companies or any of the Companies’ Subsidiaries in any Government Program or Private Program. To the Companies’ knowledge, no event has occurred which, with the giving of notice, the passage of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed on Schedule 5.20.1 or to revoke, limit, withdraw or suspend any such item, or to terminate or modify the participation of the Companies or any of the Companies’ Subsidiaries in any Government Program or Private Program. To the Companies’ knowledge, there has been no decision not to renew any provider or third-party payor agreement between any of the Companies or any of the Companies’ Subsidiaries and a Government Program or Private Program. No current employee, agent or contractor of any of the Companies or any of the Companies’ Subsidiaries has been excluded from or prohibited from providing services under any federal or state health care program, including but not limited to the Medicare and Medicaid programs.

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5.20.3         The Companies and each of the Companies’ Subsidiaries have timely filed all cost reports and other reports required to be filed by them prior to the date hereof with respect to the Government Programs and Private Programs. All such reports are complete and accurate in all material respects and have been prepared in compliance with all applicable Laws governing reimbursement and payment of claims. All cost reports have been accepted (as provided in the CMS Provider Reimbursement Manual Publication 15-1) by the applicable Regional Home Health Care Intermediaries or Medicare Administrative Contractors with which such cost reports were filed. True and complete data pertaining to the Companies and the Companies’ Subsidiaries provided on cost reports filed for 2012 have been delivered to Buyer. To the Companies’ knowledge, the Companies and the Companies’ Subsidiaries, as applicable, (i) have paid or caused to be paid or have properly reflected in the Financial Statements all known and undisputed refunds, overpayments, discounts or adjustments, including but not limited to any Hospice Medicare cap liability, which have become due pursuant to such reports and related to the Companies or the Companies’ Subsidiaries and (ii) have no Liability under any Government Program or Private Program for any refund, overpayment, discount or adjustment for services provided in the operation of the Companies or the Companies’ Subsidiaries other than in the ordinary course or except as has been specifically reserved for in the Financial Statements or disclosed herein or in the Schedules hereto, including Liabilities discovered as a result of audits conducted by recovery audit contractors, zone program integrity contractors, or similar investigative agencies on behalf of any Government Program and interest or penalties accruing with respect thereto. To the Companies’ knowledge, there is no basis for any claim or request for recoupment or reimbursement by any Governmental Authority or other provider reimbursement entity relating to the Government Programs in connection with the Companies or the Companies’ Subsidiaries. Except as set forth on Schedule 5.20.3, during the past three (3) years, there have been no claims for refunds, overpayments, discounts or adjustments with respect to the Companies or the Companies’ Subsidiaries as a result of audits conducted by recovery audit contractors, zone program integrity contractors, or similar investigative agencies on behalf of any Government Program. To the Companies’ knowledge, there are no pending appeals, adjustments, challenges, audits, litigation or notices of intent to reopen any closed cost reports filed with respect to the Companies or the Companies’ Subsidiaries. There are no other reports required to be filed by the Companies or the Companies’ Subsidiaries in order to be paid under any Government Program or Private Program for services rendered, except for cost reports not yet due.

5.21         Officers and Directors. Schedule 5.21 lists all officers and directors of the Companies and the Companies’ Subsidiaries as of the date hereof.

5.22         Bank Accounts. Schedule 5.22 lists all of the bank accounts of the Companies and the Companies’ Subsidiaries as of the date hereof.

5.23         Healthcare Laws.

5.23.1          The Companies and the Companies’ Subsidiaries have been and are currently operating their respective businesses in material compliance with all applicable Health Care Laws. To the Companies’ knowledge, no owner, officer, or director the Companies or the Companies’ Subsidiaries, or any other Person, has engaged in any act on behalf of the Companies or the Companies’ Subsidiaries, that violates the Health Care Laws.

5.23.2         None of the Companies nor any of the Companies’ Subsidiaries has received any written communication from a Governmental Authority that alleges that it is not in compliance with any Health Care Law, other than statements of deficiencies from a governmental authority received in the ordinary course of business.

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5.23.3         None of the Companies nor any of the Companies’ Subsidiaries has been subpoenaed or charged or, to the Companies’ knowledge, investigated in connection with any possible violation of any Health Care Law, but excluding therefrom any surveys or investigations in the ordinary course of business regarding compliance with Medicare conditions of participation or state licensure requirements.

5.23.4         To the Companies’ knowledge, each of the Companies and the Companies’ Subsidiaries, as applicable, has properly and legally billed for all items and services furnished and have maintained records supporting the provision of services billed in accordance with Health Care Laws. No funds are now, or to the Companies knowledge will be, withheld from the Companies or the Companies’ Subsidiaries pursuant to any Health Care Law.

5.23.5         To the Companies’ knowledge, none of the Companies, nor any of the Companies’ Subsidiaries, nor any current employee thereof has been excluded or is threatened with exclusion from participation in any Federal health care program, as such term is defined in section 1128B(f) the Social Security Act, 42 U.S.C. § 1320a-7b(f).

5.23.6         In accordance with 42 CFR §424.550(b), each of the Companies and the Companies’ Subsidiaries warrants, with respect to its respective provider number, that it has not experienced a change of majority ownership, as that term is interpreted under 42 CFR §424.550(b), during the thirty-six (36) months preceding the Closing Date. Further, each of the Companies and the Companies’ Subsidiaries warrants that it has the power to transfer the Governmental Program provider numbers listed in Schedule 5.20.1 to Buyer provided that any required consent or approval of, prior filing with or notice to, or any action by, any Governmental Authority is fulfilled, and that no transaction or event has occurred that would prevent the Companies and the Companies’ Subsidiaries from transferring those Governmental Program provider numbers set forth on Schedule 5.20.1 to Buyer.

5.23.7         In accordance with 42 CFR §424.535, 42 CFR §424.502, and 42 CFR §489.52, with respect to the Governmental Program provider numbers to be transferred to Buyer under this Agreement, each of the Companies and the Companies’ Subsidiaries warrants that it has not undergone a cessation of business and has remained operational as defined in 42 CFR §424.502. There is no violation, default, or deficiency that exists with respect to the Governmental Program provider numbers owned by the Companies or the Companies’ Subsidiaries that would give cause for termination of the provider agreement or revocation of enrollment or billing privileges by any Government Program.

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5.24         Inspections and Investigations. Except as set forth and described in Schedule 5.24: (i) each of the Companies’ and the Companies’ Subsidiaries’, as applicable, right to receive reimbursements pursuant to any Government Program or Private Program has not been terminated or otherwise adversely affected as a result of any investigation or action whether by any Governmental Authority or other third party; (ii) none of the Companies nor the Companies’ Subsidiaries has during the past three (3) years, been the subject of any non-ordinary course inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Authority, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity on the part of such entity, and none of the Companies nor the Companies’ Subsidiaries has received any written notice of material deficiency during the past three (3) years in connection with its operations; (iii) there are not presently, and at the Closing Date, there will not be, any outstanding deficiencies or work orders of any Governmental Authority having jurisdiction over any of the Companies or the Companies’ Subsidiaries, requiring conformity to any applicable agreement, Law or bylaw or rule, including but not limited to, the Government Programs and Private Programs; and (iv) to the Companies’ knowledge, there is not any notice of any claim, requirement or demand of any Governmental Authority or other third party supervising or having authority over any of the Companies or the Companies’ Subsidiaries or their operations to rework or redesign any part thereof or to provide additional furniture, fixtures, equipment, appliances or inventory so as to conform to or comply with any existing Law or standard. The Companies have provided to Buyer true and complete copies of all reports, correspondence, notices and other documents relating to any matter described or referenced on Schedule 5.24, other than any such items that are protected by the attorney-client privilege or other applicable privilege (a list of such privileged items has been provided to Buyer).

5.25         Suppliers. Schedule 5.25 sets forth a true, complete and correct list of the six (6) largest suppliers of the Companies and the Companies’ Subsidiaries (the “Top Suppliers”) by dollar volume of purchases for each of 2012 and 2013. Except as set forth on Schedule 5.25, since the Latest Balance Sheets, neither the Companies nor the Companies’ Subsidiaries has received any written indication from any Top Supplier to the effect that such Top Supplier will stop supplying materials, products or services to the Companies or any Companies’ Subsidiaries, which could reasonably be expected to have a Material Adverse Effect.

5.26         No Undisclosed Liabilities. Except as set forth in Schedule 5.26 or as would not have a Material Adverse Effect, none of the Companies, nor any of the Companies’ Subsidiaries has any Liability or obligation of any nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, or otherwise) other than liabilities or obligations to the extent shown on the Latest Balance Sheets and Current Liabilities incurred in the ordinary course of business since the date of the Interim Balance Sheet.

5.27         No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS Article 5 (AS QUALIFIED BY THE SCHEDULES HERETO), THE SHAREHOLDER AND THE COMPANIES MAKE NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY.

Article 6
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder hereby represents and warrants to Buyer that, as of the Closing Date:

6.1           Organization and Authority. Shareholder is a limited liability company duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization.

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6.2           Authorization; Valid and Binding Agreement. Shareholder has full power and authority (including full limited liability company power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action, and no other company proceedings on the part of Shareholder and no member vote is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of Shareholder, enforceable in accordance with its terms and conditions, subject to Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies.

6.3           No Breach. The execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby will not (i) result in any breach of, constitute a default under or result in a violation of the provisions of the Shareholder’s certificate of formation, operating agreement or other organizational documents, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Shareholder is a party or by which it is bound or to which any of the Shares are subject, (iii) result in the imposition or creation of a Lien upon or with respect to Shares, (iv) violate any applicable Law, order, judgment or decree to which the Shareholder is subject, or (v) require the Shareholder to obtain any authorization, consent or approval of or require the Shareholder to provide any notice to or make any filing with any Governmental Entity under the provisions of any applicable Law, order, judgment or decree to which the Shareholder is subject.

6.4           Litigation. There are no actions, suits or proceedings currently pending or, to Shareholder’s knowledge, threatened against Shareholder or any of its Affiliates, at Law or in equity, before or by any Governmental Entity, which could interfere with Shareholder’s ability to close this transaction.

6.5           Title to Shares, Etc. Shareholder is the record and beneficial owner of, and has good and marketable title to, the Shares free and clear of all Liens, agreements, voting trusts, proxies and other arrangements or restrictions of any kind whatsoever. Neither Shareholder nor any other Person owns any other securities of the Companies other than the Shares, and, except for this Agreement, there are no agreements or other rights or arrangements existing which provide for the sale, purchase, exchange or other transfer by Shareholder of any of the Shares or any other security of the Companies.

6.6           Brokerage. Except as set forth on Schedule 6.6, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Shareholder, the Companies, or the Companies’ Subsidiaries.

6.7           No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article 5 AND Article 6 (AS QUALIFIED BY THE SCHEDULES HERETO), THE SHAREHOLDER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY.

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Article 7
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby jointly and severally represents and warrants to the Shareholder, the Companies, and the Companies’ Subsidiaries that:

7.1           Organization and Authority. Each Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation as reflected on the signature page hereto. Each Buyer is a wholly owned subsidiary of LHC.

7.2           Authorization; Valid and Binding Agreement. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Buyer and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, subject to Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies.

7.3           Brokerage. Except as set forth on Schedule 7.3, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

7.4           Litigation. There are no actions, suits or proceedings currently pending or, to Buyer’s knowledge, threatened against Buyer or any of its Affiliates, at Law or in equity, before or by any Governmental Entity, which could interfere with Buyer’s ability to close this transaction.

7.5           Financing. Buyer has (and at Closing shall have) sufficient unrestricted cash or other sources of immediately available unrestricted funds to enable Buyer to consummate the transactions contemplated by this Agreement, to satisfy its obligations hereunder on and after the Closing Date and to make payment of all amounts to be paid by it under this Agreement on and after the Closing Date.

7.6           No Knowledge of Misrepresentations or Omissions. Buyer, including its agents and advisors, has no knowledge that any of the representations and warranties of Companies and/or the Shareholder in this Agreement are untrue or incorrect in any material respect.

7.7           No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS Article 7 (AS QUALIFIED BY THE SCHEDULES HERETO), THE BUYER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY.

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Article 8
BUYER’S CONDITIONS PRECEDENT TO CLOSING

The obligations of Buyer to consummate the transactions described in this Agreement are subject to the satisfaction, before the Effective Time, of the following conditions precedent, any of which may be waived in writing by Buyer.

8.1           Covenants to be Performed. The Shareholder, the Companies and the Companies’ Subsidiaries shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.

8.2           No Judgment, Decree or Order. There must not have been any judgment, decree or order entered after the date hereof by any Governmental Entity which would prevent the consummation of the Closing on the Closing Date.

8.3           Supporting Documents. Buyer shall have received the documents set forth below:

8.3.1           Certificate(s) representing all of the Shares, free and clear of all Liens, with any necessary federal, state and local transfer stamps affixed thereto, duly endorsed or accompanied by duly executed stock powers, in the form attached hereto as Exhibit 8.3.1;

8.3.2           Certificate(s) representing all of the ownership interests of the Companies’ Subsidiaries;

8.3.3           A certificate signed by an authorized officer of the Shareholder dated the Closing Date and certifying that (i) the representations and warranties of the Companies and the Shareholder set forth in Article 5 and Article 6 hereof are true and correct at and as of the Closing Date, as though then made (other than those representations and warranties that address matters as of particular dates, in which case such representations and warranties shall be true and correct as of such particular dates), except to the extent that failure of such representations and warranties to be true and correct as of such date do not result in a Material Adverse Effect, and (ii) as of the Closing Date, that condition set forth in Section 8.1 is satisfied.

8.3.4           Certificates of the Secretary or an Assistant Secretary of the Companies and the Companies’ Subsidiaries dated the Closing Date and certifying: (i) that attached thereto is a true and complete copy of the organizational documents (e.g., Articles of Incorporation/Organization and Bylaws/Operating Agreement) of such entity as in effect on the date of such certification; and (ii) that the organizational documents have not been amended since the date of the last amendment referred to in the organizational documents attached pursuant to subsection (i) above;

8.3.5           A certificate of the Secretary or an Assistant Secretary of the Shareholder dated the Closing Date and certifying that attached thereto is a true and complete copy of all resolutions adopted by the Managers of the Shareholder authorizing the execution, delivery and performance of this Agreement and the ancillary agreements and all transactions contemplated by this Agreement and that all such resolutions are in full force and effect as of the Closing Date; and

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8.3.6           Certificates of good standing for the Companies and the Companies’ Subsidiaries from the Secretary of State of the jurisdiction in which such entity was formed dated no more than five (5) days prior to Closing.

8.4           Satisfaction of Indebtedness; Release of Liens. Buyer shall have received correspondence or documentation reasonably acceptable to the Buyer evidencing the release and satisfaction of (i) all Indebtedness of the Companies and the Companies’ Subsidiaries (other than accounts payable) and (ii) all Liens (other than Permitted Liens) on all of the assets of the Companies and the Companies’ Subsidiaries.

8.5           Third Party Consents. All required third party consents/approvals to the consummation of the transactions contemplated hereby which are listed on Schedule 8.5 shall have been obtained.

8.6           No Material Adverse Effect. There shall not have occurred any Material Adverse Effect between the date hereof and the Closing Date and a certificate of a duly authorized officer of the Shareholder shall have been delivered to Buyer to such effect.

8.7           Necessary Consents and Approvals. Buyer and the Companies shall have obtained those new certificates of need, certificates of exemption, regulatory approvals, licenses, consents and permits to which the Companies and the Companies Subsidiaries are subject which are listed on Schedule 8.7 (“Necessary Consents and Approvals”) which are required by Law to be issued prior to or on Closing in order for the Buyer to be legally entitled to continue to provide services in the manner provided by the Company and the Company Subsidiaries prior to the Closing Date.

8.8           Transfer of Assets to Operating Newcos. The assets which are currently solely used in, and the operating liabilities which arose solely from, the operation of the home health businesses of the Excluded Companies, which collectively conduct home health operations in the States of Nebraska, Illinois and Kentucky at the locations set forth on Exhibit A hereto, shall have been transferred to the Operating Newcos.

Article 9
SHAREHOLDER’S CONDITIONS PRECEDENT TO CLOSING

The obligation of Shareholder to consummate the transactions described in this Agreement is subject to the satisfaction, before the Effective Time, of the following conditions precedent, any of which may be waived in writing by Shareholder:

9.1           Covenants to be Performed. The Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

9.2           No Judgment, Decree or Order. There must not have been any judgment, decree or order entered after the date hereof by any Governmental Entity which would prevent the consummation of the Closing on the Closing Date.

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9.3           Supporting Documents. Shareholder shall have received the documents set forth below:

9.3.1           A certificate signed by an authorized officer of each Buyer dated the Closing Date and certifying that (i) the representations and warranties of the Buyer set forth in Article 7 hereof are true and correct at and as of the Closing Date, as though then made (other than those representations and warranties that address matters as of particular dates, in which case such representations and warranties shall be true and correct as of such particular dates), except to the extent that failure of such representations and warranties to be true and correct as of such date do not result in a Material Adverse Effect, and (ii) as of the Closing Date, that condition set forth in Section 9.1 is satisfied.

9.3.2           A certificate of the Secretary or an Assistant Secretary of each Buyer dated the Closing Date and certifying that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of the Buyer authorizing the execution, delivery and performance of this Agreement and the ancillary agreements and all transactions contemplated by this Agreement and that all such resolutions are in full force and effect as of the Closing Date; and

9.3.3           Certificates of good standing for each Buyer from the Secretary of State of the jurisdiction in which such entity was formed dated no more than five (5) days prior to Closing.

9.4           Purchase Price. Buyer shall pay the Purchase Price as required in Article 4.

Article 10
PRE-CLOSING COVENANTS

10.1         Conduct of the Business.

10.1.1           Affirmative Covenants of the Companies. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained (which consent shall not be unreasonably withheld, conditioned or delayed), and except as otherwise expressly contemplated herein, the Companies shall (and shall cause each of the Companies’ Subsidiaries to):

(i)          Operate the Companies and each of the Companies’ Subsidiaries in accordance with all applicable Laws and only in the usual, regular, and ordinary course of business, consistent with past general practices and custom;

(ii)         Use reasonable commercial efforts to preserve intact the rights, assets, properties, business organization, licenses, permits, Government Programs, Private Programs, customers and employee, supplier, patient, referral source and other relationships of the Companies and each of the Companies’ Subsidiaries;

(iii)        Use reasonable commercial efforts to retain the services of the employees, agents and consultants of the Companies and each of the Companies’ Subsidiaries on terms and conditions not less favorable to the Companies and each of the Companies’ Subsidiaries than those existing prior to the date hereof and to ensure that there are no material adverse changes to employee relations of the Companies and each of the Companies’ Subsidiaries;

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(iv)        Keep and maintain the properties and assets of the Companies and each of the Companies’ Subsidiaries in their present condition, repair and working order, except for normal depreciation and wear and tear, and maintain the Companies and each of the Companies’ Subsidiaries rights and licenses;

(v)         Make available to the Buyer and its affiliates true and correct copies of applicable internal management and control reports (including aging of accounts receivable, and listings of accounts payable) and financial statements directly related to the Companies and each of the Companies’ Subsidiaries;

(vi)        As soon as reasonably practicable after they become available, but in no event more than thirty (30) days following the end of each calendar month, deliver to Buyer or its designated Affiliate true and complete copies of its monthly financial statements with respect to the Companies and each of the Companies’ Subsidiaries for each calendar month ending after the date of this Agreement and prior to Closing in the format historically utilized by the Companies and each of the Companies’ Subsidiaries;

(vii)       Perform in all material respects all obligations under agreements relating to or affecting the assets, properties or rights of the Companies and each of the Companies’ Subsidiaries;

(viii)      Keep in full force and effect present insurance policies or other comparable insurance coverage insuring the assets and properties used by the Companies and each of the Companies’ Subsidiaries; and

(ix)         Notify the Buyer of (i) any event or circumstance which is reasonably likely to have a Material Adverse Effect or constitute a breach of any of the Shareholders or the Companies representations, warranties or covenants contained herein; (ii) any material unexpected change in the normal course of business or in the operation of the properties and assets of the Companies or any of the Companies’ Subsidiaries; and (iii) any governmental complaints, investigations, hearings, or adjudicatory proceedings (or communications indicating that the same may be contemplated) involving the Companies or any of the Companies’ Subsidiaries. The Companies shall keep the Buyer fully informed of such events and shall consult with the Buyer and its affiliates in connection with any proposed outcome.

Notwithstanding the foregoing or anything in Section 10.1.2, the Companies and the Companies’ Subsidiaries may take all actions reasonably required to do any of the following without violation or breach of any of the terms or provisions hereof: (a) use all available cash to repay any Indebtedness prior to the Closing; (b) transfer to the Companies and the Companies’ Subsidiaries those assets or rights which are solely used in, and the operating liabilities which arose solely from, the home health business, hospice, and private duty businesses operated through the Companies, the Companies’ Subsidiaries, and the Excluded Companies; and/or (c) transfer from the Companies and the Companies’ Subsidiaries those assets or rights which are not solely used in, and the operating liabilities which arose solely from, the home health business, hospice, and private duty businesses operated through the Companies, the Companies’ Subsidiaries, and the Excluded Companies.

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10.1.2           Negative Covenants of the Companies. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, the Companies shall not (and shall cause the Companies’ Subsidiaries not to) do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)          Issue, sell or redeem any of the Companies’ or any of the Companies’ Subsidiaries’ capital stock;

(ii)         Issue, sell or redeem any securities convertible into, or options with respect to, warrants to purchase, or rights to subscribe for, any capital stock (as applicable) of the Companies or any Companies’ Subsidiaries;

(iii)        Effect any stock dividend or stock split or pay any dividend with respect to the Shares (except for dividends in cash and dividends by the Companies’ Subsidiaries to the Companies);

(iv)        Amend the Companies or any of the Companies’ Subsidiaries’ certificate of incorporation, bylaws or charter or other organizational document, except for amendments required to comply with its obligations under this Agreement;

(v)         Take any action outside the ordinary course that would (a) adversely affect the ability of any party to the transaction to obtain any consents required for the transactions contemplated thereby, or (b) adversely affect the ability of any party hereto to perform its covenants and agreements under this Agreement; or (c) adversely affect the ability of any party to consummate the transactions contemplated by this Agreement;

(vi)        Impose, or suffer the imposition, on any of the rights, properties or assets of the Companies or any of the Companies’ Subsidiaries of any Lien or permit any such Lien to exist other than any statutory liens relating to obligations not yet due and payable;

(vii)       Incur any Liability or obligation, except in the ordinary course of business and consistent with past practices;

(viii)      Except for sales of products or services in the ordinary course of business and other than pursuant to this Agreement, sell, contribute or enter into any contract to sell or contribute, any interest in any of the rights, properties or assets of the Companies or any of the Companies’ Subsidiaries;

(ix)         Purchase or acquire any assets or properties related to the Companies or any of the Companies’ Subsidiaries, whether real or personal, tangible or intangible, or sell or dispose of any assets or properties of the Companies or Companies’ Subsidiaries, whether real or personal, tangible or intangible, except in the ordinary course of business and consistent with past practices;

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(x)          Grant any increase in compensation or benefits to the employees of the Companies or any of the Companies’ Subsidiaries, except in the ordinary course and in accordance with past practice; pay any severance or termination pay or any bonus to any of such employees other than pursuant to written policies or written contracts in effect as of the date hereof and disclosed to the Buyer; or enter into or amend any severance or employment agreements with employees of the Companies or any of the Companies’ Subsidiaries;

(xi)         Enter into or amend any medical director agreements or agreements with physicians, or with anyone engaged as a medical director or physician, as the case may be, by the Companies or any of the Companies’ Subsidiaries;

(xii)        Except for new hires in the ordinary course of business and current employees in the ordinary course of business, enter into any written employment agreement with any employees of the Companies or the Companies’ Subsidiaries;

(xiii)       Commence any litigation involving any right, property, asset or Liability of the Companies or any of the Companies’ Subsidiaries other than in the ordinary course of business consistent with past practice, or settle any litigation involving any right, property, asset or Liability of the Companies or any of the Companies’ Subsidiaries for restrictions upon the operations of the Companies or any of the Companies’ Subsidiaries or material money damages;

(xiv)      Except as required by Law or a determination of a Governmental Entity that is final, revoke or otherwise change any material election with respect to Taxes or Tax Returns of the Companies or any of the Companies’ Subsidiaries;

(xv)       Except in the ordinary course of business and in a manner that is not material, modify, amend or terminate any contract related to or benefiting the Companies or any of the Companies’ Subsidiaries or waive, release, compromise or assign any rights or claims related to or benefiting the Companies or any of the Companies’ Subsidiaries; or

(xvi)      Make or commit to make any capital expenditure, or enter into any lease of capital equipment as lessee or lessor, related to the Companies or the Companies’ Subsidiaries outside of budget in an amount in excess of $25,000 for all such items.

10.2         Access to Books and Records. During the period from the date hereof to the earlier of immediately prior to the Closing and the date that this Agreement is terminated in accordance with its terms, the Companies shall give, and shall cause their Affiliates to give, Buyer and its authorized representatives reasonable access to designated personnel, books and records of the Companies and the Companies’ Subsidiaries that are in the possession or under the control of the Companies and their Affiliates to the extent relating to the transition of the Company and the Companies’ Subsidiaries to Buyer; provided that any such access (i) shall be during normal business hours on reasonable notice, (ii) shall not, except as otherwise agreed in writing by the Companies, include sampling or testing of soil, sediment, surface or ground water and/or building material, (iii) shall not be required where such access would be prohibited or otherwise limited by, or would be in violation of, any applicable Law (including HIPAA) or agreement and (iv) shall not otherwise unreasonably interfere with the conduct of the business of the Companies and the Companies’ Subsidiaries.

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10.3         Conditions. During the period from the date hereof to the earlier of immediately prior to the Closing and the date that this Agreement is terminated in accordance with its terms, on and subject to the terms and conditions hereof, the Companies shall use their commercially reasonable efforts to cause the conditions set forth in Article 8 and Article 9 to be satisfied and to consummate the transactions contemplated herein, in each case as promptly as practicable after the date hereof.

10.4         Transition Services. On the Closing Date, BioScrip and LHC shall execute a transition services agreement in substantially the form attached hereto as Exhibit 10.4 (“Transition Services Agreement”). From the date of this Agreement until the Closing Date, BioScrip and LHC shall use good faith efforts to supplement and finalize the schedules to the Transition Services Agreement describing services, duration and price. In the event that BioScrip determines that it reasonably needs for the Companies and/or the Companies’ Subsidiaries to provide services on behalf of BioScrip or its Affiliates following the Closing, the parties agree in good faith to negotiate an agreement prior to Closing to provide for any such services, including reasonable compensation based on costs incurred by the Companies and/or the Companies’ Subsidiaries in connection with the provision of such services.

10.5         No-Shop. Unless and until this Agreement is terminated pursuant to Article 14 or upon the occurrence of the Closing, none of BioScrip, the Shareholder, the Companies, the Companies’ Subsidiaries, nor any of their respective Affiliates, officers, directors, partners, members, employees, agents, or representatives (each, a “Seller Party” and collectively, the “Seller Parties”) shall: (i) solicit, initiate or encourage submission of proposals or offers from any Person relating to (a) any merger, stock purchase, asset purchase, joint venture, equity investment, or any other business combination relating to the Companies, any of the Companies’ Subsidiaries or any of their respective assets or (b) any transaction that would adversely affect the transactions contemplated by this Agreement; (ii) participate in any discussions or negotiations regarding, or furnish to any other Person, any information with respect to, or otherwise respond to, cooperate or encourage, any effort or attempt by any other Person to enter into any merger, stock purchase, asset purchase, joint venture, equity investment or any other business combination relating to the Companies, any of the Companies’ Subsidiaries or any of their respective assets which would adversely affect the transactions contemplated by this Agreement; (iii) without the prior written consent of Buyer, participate in any discussions or negotiations regarding the establishment of any management, medical director or similar agreement related to the Companies’ or any of the Companies’ Subsidiaries except as otherwise necessary or appropriate to satisfy any applicable regulatory requests, or (iv) approve or undertake any of the foregoing transactions. If the any of the Seller Parties receives an offer or proposal relating to any merger, stock purchase, asset purchase, joint venture, equity investment or any other business combination relating to the Companies, any of the Companies’ Subsidiaries or any of their respective assets, such Seller Party shall notify Buyer of the receipt of such offer.

10.6         Insurance. The Shareholder shall maintain (or cause to be maintained) at its sole cost and expense continuing insurance coverage for the Companies and Companies’ Subsidiaries related to occurrences prior to Closing in amounts consistent with other coverages maintained by the Shareholder prior to the Closing.

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10.7         Resignation of Directors and Officers. The Shareholder shall secure the resignations of each director and officer of the Companies and the Companies’ Subsidiaries to be effective as of the Closing Date.

10.8         Formation of Holding Newcos and Operating Newcos. As soon as practicable following the execution of this Agreement and prior to Closing, the Shareholder shall form or cause to be formed Holding Newcos and Operating Newcos. In connection with the formation of Holding Newcos and Operating Newcos, the Shareholder shall provide Buyer with copies of the formation documents prior to filing and allow Buyer a sufficient opportunity to review and provide reasonable comments to such formation documents.

Article 11
COVENANTS OF BUYER

11.1         Access to Books and Records. From and after the Closing, Buyer shall, and shall cause the Companies and the Companies’ Subsidiaries to, provide the Shareholder and its Affiliates and their respective authorized representatives with reasonable access, during normal business hours, to the books, records (including accountants’ work papers), properties, facilities and employees of the Companies and the Companies’ Subsidiaries with respect to periods prior to the Closing Date and/or in connection with any matter relating to or arising out of this Agreement and/or any of the transactions contemplated hereby (whether or not relating to periods prior to the Closing Date). Unless otherwise consented to in writing by the Shareholder, Buyer shall not permit the Companies or the Companies’ Subsidiaries, for a period of ten (10) years following the Closing Date, to destroy, alter or otherwise dispose of any of its books and records, or any portions thereof, relating to periods prior to the Closing Date and/or matters relating to this Agreement and the transactions contemplated hereby without first giving at least thirty (30) days’ prior written notice to the Shareholder and offering to surrender to the Shareholder such books and records or such portions thereof.

11.2         Conditions. From the date hereof until the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with its terms, on and subject to the terms and conditions hereof, Buyer shall use its commercially reasonable efforts to cause the conditions set forth in Article 8 and Article 9 to be satisfied and to consummate the transactions contemplated herein, in each case as promptly as practicable after the date hereof.

11.3         Contact with Customers, Suppliers, Etc. Prior to the Closing, Buyer shall not contact and/or communicate with, and shall cause its Affiliates, representatives, agents and other advisors not to, contact and/or communicate with any customer, supplier, vendor, payor, patient, referral source or other material business relations, of the Companies and/or the Companies’ Subsidiaries, except with the prior written consent of the Shareholder. The Shareholder and Buyer shall cooperate and coordinate with respect to jointly contacting and communicating with employees, officers, directors, patients, payors, referral sources, or other material business relations of the Companies and/or the Companies’ Subsidiaries in connection with the transactions contemplated hereby or otherwise with respect to matters pertaining to the Companies, the Companies’ Subsidiaries and/or any of their respective businesses. Notwithstanding the foregoing, Buyer and its Affiliates may communicate with key members of senior management of the Companies and the Companies Subsidiaries (including, but not limited to, the Vice President of Operations, Regional Managers and similarly situated members of management) in connection with the transactions contemplated hereby or otherwise with respect to matters pertaining to the Companies, the Companies’ Subsidiaries and/or any of their respective businesses, without obtaining the prior written consent of the Shareholder.

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11.4         Confidentiality. Except as specifically provided in Section 12.5 hereof, Buyer acknowledges that it and its representatives and advisors remain bound by the letter agreement regarding confidentiality dated as of December 6, 2013 (the “Confidentiality Agreement”), from BioScrip, Inc. to LHC Group, Inc. Without limiting the foregoing, and except as required by applicable Law or the rules of any applicable stock exchange, prior to the Closing Date and after any termination of this Agreement, Buyer shall hold and shall cause its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, all documents and information concerning the Companies or the Companies’ Subsidiaries or any of their Affiliates furnished to Buyer or any of its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and/or agents in connection with the transactions contemplated by this Agreement in the manner specified in the Confidentiality Agreement.

11.5         Employment; Employee Benefits. Subject to the other provisions of this Section 11.5, immediately following the execution of this Agreement, Buyer and its Affiliates shall assess the staffing needs for the business of the Companies and the Companies’ Subsidiaries following the Closing. Any terminations as a result of such assessment shall be made by the Companies and/or the Companies’ Subsidiaries to be effective as of or after the Closing. Buyer covenants and agrees to be responsible for all obligations and liabilities with respect to or arising out of such terminations and any severance payments owed to persons who are not selected by Buyer to continue employment with the Companies and/or the Companies’ Subsidiaries following the Closing. Notwithstanding anything herein to the contrary, notices of terminations as a result of Buyer’s assessment shall be provided on or after the Closing, except to the extent otherwise agreed by the Buyer and the Shareholder. Each employee of the Companies or the Companies’ Subsidiaries that continues with the business of the Companies or the Companies’ Subsidiaries following the Closing will be provided with a wage, salary and benefit program that is similar to the wage, salary and benefit programs in place with respect to similarly situated employees of Buyer and its Affiliates immediately prior to the Closing Date (“Comparable Benefits”), to the extent such Comparable Benefits are available to such employees of the Companies or the Companies’ Subsidiaries under Buyer’s benefit programs. Comparable Benefits shall include, but not be limited to, extended illness benefit banks in existence as of the Closing; paid time off banks in existence as of the Closing; welfare benefit plans in existence as of the Closing; and retirement benefit plans in existence as of the Closing. Except where it would violate applicable laws or require Buyer to increase benefits to other employees, each employee will be credited with service with the Companies, any Companies’ Subsidiaries, Infusion Therapy Specialists, Inc., Scott-Wilson, Inc., or Option Health, Ltd., as applicable, for purposes of eligibility, vesting and determination of level of benefit purposes (but as to accrual of benefits, only with respect to paid time off and 401(k) matters), except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (a) each employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by Buyer and its Affiliates for the benefit of employees (except with respect to Buyer’s 401(k) Plan and Employee Stock Purchase Plan which provide for waiting periods (which do not exceed ninety (90) days) that cannot be waived) (such plans, collectively, the “New Plans”); and (b) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents (as the term “dependents” is defined under the New Plans) (unless such exclusions or requirements are lawful and applied under a comparable employee benefit plan in which such employee participated immediately before the Closing Date (the “Old Plans”), and such employee and his or her covered dependents (as the term “dependents” is defined under the New Plans) shall be credited under the New Plans for any eligible expenses incurred during that portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents (as the term “dependents” is defined under the New Plans) for the applicable plan year as if such amounts had been paid in accordance with such New Plan. For avoidance of doubt, the parties agree and acknowledge that Buyer shall not assume the Old Plans or any other Employee Benefit Plan maintained by or on behalf of the Companies and/or the Companies’ Subsidiaries as part of the transactions contemplated by this Agreement, nor any liabilities or obligations under such Old Plans and Employee Benefit Plans. The Buyer’s retirement plan(s) shall accept rollovers of retirement plan accounts, including any participant loans, of the employees of the Companies and the Companies’ Subsidiaries held in any of the Old Plans. The employees of the Companies and the Companies’ Subsidiaries shall not be deemed direct or third party beneficiaries of the covenants contained in this Section 11.5.

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11.6         WARN Act Notice. At and for a period of ninety (90) days after the Closing Date, Buyer shall not, and shall cause the Companies and the Companies’ Subsidiaries not to, take any action as would trigger any Liability under the WARN Act or any similar Laws. Buyer shall be solely responsible for providing any notice or other filing required under the WARN Act or any similar Laws in respect of the termination in connection with or after the Closing of the employment of any employee of the Companies and the Companies’ Subsidiaries, and shall indemnify and hold the Shareholder and its Affiliates harmless from any Liability arising from any failure of Buyer to comply fully with this Section 11.6.

11.7         Notification. Prior to the Closing, upon discovery of any material inaccuracy of the representations and warranties contained in this Agreement, Buyer shall promptly notify the Companies and the Shareholder of such inaccuracies.

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Article 12
ADDITIONAL COVENANTS AND AGREEMENTS

12.1       Acknowledgment by Buyer.

12.1.1     Buyer acknowledges and agrees that it has conducted to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Companies and the Companies’ Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and verification and the representations and warranties of the Companies and the Companies’ Subsidiaries expressly and specifically set forth in this Agreement (as qualified by the Schedules hereto). BUYER ACKNOWLEDGES AND AGREES THAT SUCH REPRESENTATIONS AND WARRANTIES BY THE COMPANIES AND THE COMPANIES’ SUBSIDIARIES CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND THE SHAREHOLDER TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ANY OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION OR PROJECTIONS, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANIES) ARE SPECIFICALLY DISCLAIMED BY THE COMPANIES AND THE SHAREHOLDER.

12.2       Tax Matters.

12.2.1    Responsibility for Filing Tax Returns.

(i)          Except as otherwise provided herein, Buyer, at its sole cost and expense, shall cause the Companies and each of the Companies’ Subsidiaries to prepare and timely file all Tax Returns of the Companies and each of the Companies’ Subsidiaries due after the Closing Date. To the extent that a Tax Return of any Company or any of the Companies’ Subsidiaries due after the Closing Date relates to a Pre-Closing Tax Period or a Straddle Period, such Tax Return shall be prepared by Shareholder or one of its Affiliates consistent with past practices (“Shareholder Prepared Return”) and any Taxes on such returns attributable to a Pre-Closing Tax Period or the portion of the Straddle Period ending on the Closing Date shall be paid by the Shareholder or included as a Current Liability. At least ninety (90) days prior to the due date of any Shareholder Prepared Return, Shareholder shall provide a draft of such Tax Return to the Buyer for the Buyer’s review and comment. The Buyer shall cause the Companies or applicable Companies’ Subsidiaries to file such Shareholder Prepared Returns with only those changes as may be agreed to in writing in advance by Shareholder. Except for Buyer Closing Date Transactions, Shareholder or BioScrip shall include the income of each Company and the Companies’ Subsidiaries (including any deferred items triggered into income under Regulation 1.1502-13, any excess loss account taken into income under Regulation 1.1502-19 and the effects of a Section 338(h)(10) Election) on Shareholder’s or BioScrip’s consolidated federal income Tax Returns for all periods through the Closing Date and Shareholder or BioScrip shall pay any Tax attributable to such income.

(ii)         Buyer shall not, and shall not allow Companies or any Companies’ Subsidiaries, to amend any Tax Return of the Companies and the Companies’ Subsidiaries for a Pre-Closing Tax Period or Straddle Period or otherwise initiate (or otherwise participate in) any other Shareholder Approved Tax Matter without the prior written permission of the Shareholder, which permission shall not be unreasonably withheld in instances where such action results in a Tax Loss for which no indemnity is owed by Shareholder.

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(iii)        Buyer, the Companies and the Shareholder, agree with respect to certain Tax matters as follows:

(A)        Buyer, the Companies and the Companies’ Subsidiaries shall cooperate to make and/or implement all elections and decisions with respect to whether to carry back or carry forward a net operating loss or other Tax attribute or a Tax credit incurred or realized in a Pre-Closing Tax Period by the Companies or any Companies’ Subsidiaries consistent with the elections and decisions taken by the Companies, the Companies’ Subsidiaries, the Shareholder, or its Affiliates prior to Closing and to minimize the amount of Taxes payable by the Shareholder or its Affiliates for Pre-Closing Tax Periods.

(B)         Buyer, the Companies and the Companies’ Subsidiaries shall treat any gains, income, deductions, losses, or other items realized by the Companies or the Companies’ Subsidiaries resulting from any Buyer Closing Date Transaction as occurring on the day after the Closing Date and each party hereto shall (and cause the Companies or the Companies’ Subsidiaries to) utilize the “next day rule” in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of state, local, or non-U.S. applicable Law) for purposes of reporting such items on applicable Tax Returns.

(C)         Neither Buyer, the Companies nor the Companies’ Subsidiaries shall make an election under Treasury Regulation Section 1.1502-76(b)(2) (or any similar provision of state, local or non-U.S. applicable Law) (or allow the Companies or the Companies’ Subsidiaries) to ratably allocate items incurred by the Companies or the Companies’ Subsidiaries.

(D)         To treat any indemnification payments as adjustments to the Purchase Price.

(E)         To the extent available and at Buyer’s option, BioScrip, the Shareholder and the Companies, as applicable, shall join with Buyer in making a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Law) with respect to the purchase and sale of the Shares hereunder and with respect to each Company Subsidiary that is a corporation (collectively, a “Section 338(h)(10) Election”). Notwithstanding Section 12.2.1(iii)(B), Shareholder shall pay any Tax attributable to the making of the Section 338(h)(10) Election and Shareholder shall indemnify Buyer and the Company against any adverse consequences arising out of any failure to pay any such Taxes. If a Section 338(h)(10) Election is made, the Shareholder, the Companies, and Buyer agree that the Purchase Price and the liabilities of the Companies and the Companies’ Subsidiaries (plus other relevant items) shall be allocated among the assets of the Companies and the Companies’ Subsidiaries for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Shareholder within thirty (30) days following the Closing Date for its approval. If Shareholder notifies Buyer in writing that Shareholder objects to one or more items reflected in the Allocation Schedule, Shareholder and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Shareholder and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within fifteen (15) days following the Closing Date, such dispute shall be resolved by the Independent Auditor. The fees and expenses of such Independent Auditor shall be borne equally by Shareholder and Buyer. Buyer, the Companies and Shareholder shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 4.2 herein shall be allocated in a manner consistent with the Allocation Schedule.

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Unless otherwise required by a determination of a Governmental Entity that is final, neither Buyer nor the Companies shall file a Tax Return (and Buyer and the Companies shall not allow the Companies’ Subsidiaries to file a Tax Return) that is inconsistent with any agreement pursuant to this Section 12.2.1(iii), and neither Buyer nor the Companies shall take any position (and Buyer and the Companies shall not allow the Companies’ Subsidiaries to take any position) during the course of any Tax Contest or other audit or proceedings that is inconsistent with any agreement pursuant to this Section 12.2.1(iii).

12.2.2    Straddle Period Tax Returns. To the extent permissible under applicable Laws, the parties agree to elect to have each Tax year of the Companies and the Companies’ Subsidiaries end on the Closing Date and, if such election is not permitted or required in a jurisdiction such that the Companies and/or any Companies’ Subsidiaries is required to file a Tax Return for a Straddle Period, the parties agree to use the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date: (A) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (B) in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes, withholding Taxes), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Companies and/or such Companies’ Subsidiaries filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology.” For purposes of clause (B), any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.

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12.2.3    Cooperation on Tax Matters. BioScrip, the Shareholder and Buyer shall (and Buyer shall cause the Companies and the Companies’ Subsidiaries) cooperate to carry out the provisions of this Article 12, including but not limited to, (i) assisting in the preparation and timely filing of any Tax Return of the Companies and the Companies’ Subsidiaries; (ii) assisting in any audit or other proceeding with respect to the Tax Returns or Taxes of the Companies and the Companies’ Subsidiaries; (iii) making available any information, records or other documents relating to any Taxes or Tax Returns of the Companies and the Companies’ Subsidiaries; (iv) providing any information required to allow the Shareholder, Buyer, the Companies or any Companies’ Subsidiaries to comply with any information reporting contained in the Code or other applicable Laws; (v) timely making any elections required for a Section 338(h)(10) Election; and (vi) providing certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

12.2.4    Transfer Taxes. Buyer will pay, and will indemnify and hold the Shareholder harmless against, any documentary, stamp, stock transfer, or similar Tax imposed on the Companies, the Companies’ Subsidiaries or one or more Shareholder as a result of the transactions contemplated by this Agreement and any related penalties or interest (collectively, “Transfer Taxes”).

12.2.5    Tax Contests.

(i)          If any Governmental Entity issues to the Companies or any Companies’ Subsidiaries (1) a notice of its intent to audit or conduct another proceeding with respect to a Tax Return or Taxes of the Companies or any Companies’ Subsidiaries for any Pre-Closing Tax Period or Straddle Period or (2) a notice of deficiency for Taxes for any such period, Buyer shall notify the Shareholder of its receipt of such communication from the Governmental Entity within ten (10) days of receipt and provide the Shareholder with copies of all correspondence and other documents received from the Governmental Entity. The Companies and such Companies’ Subsidiaries, as applicable, shall control any audit or other proceeding in respect of any Taxes or Tax Returns of the Companies and such Companies’ Subsidiaries (a “Tax Contest”); provided, however, (1) the Shareholder, at the Shareholder’ sole cost and expense, shall have the right to control (including the settlement or resolution thereof and the selection of counsel) or participate in any Tax Contest to the extent it relates to a Pre-Closing Tax Period and participate in any Tax Contest to the extent it relates to a Straddle Period; and (2) Buyer shall not, and shall not allow the Companies and any Companies’ Subsidiaries, to settle, resolve or abandon a Tax Contest (whether or not the Shareholder participates in or controls such Tax Contest) for a Pre-Closing Tax Period or Straddle Period without the prior written permission of the Shareholder (which shall not be unreasonably withheld, delayed or conditioned).

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(ii)         If the Shareholder elects to control a Tax Contest for a Pre-Closing Tax Period, (1) the Shareholder shall notify Buyer of such intent; (2) Buyer shall promptly complete and execute, and promptly cause the Companies, the Companies’ Subsidiaries or other Buyer Indemnified Party, as applicable, to complete and execute, any powers of attorney or other documents and take other reasonable actions that the Shareholder requests to allow the Shareholder to control such Tax Contest; (3) prior to the Shareholder taking control, Buyer shall, and shall cause the Companies or the Companies’ Subsidiaries, as applicable, to control such Tax Contest diligently and in good faith and after the Shareholder takes control, the Shareholder shall control such Tax Contest in good faith; and (4) while it controls a Tax Contest, the Shareholder shall (A) keep the Buyer reasonably informed regarding the status of such Tax Contest; (B) allow the Buyer, the Companies or any Companies’ Subsidiaries, at Buyer’s sole cost and expense, to participate in such Tax Contest; and (C) not settle, resolve, or abandon any such Tax Contest if such settlement, resolution, or abandonment would result in any Buyer Indemnified Party incurring any material Tax that the Shareholder are not obligated to pay or indemnify under this Agreement without the prior written consent of the Buyer (which shall not be unreasonably withheld, delayed, or conditioned).

(iii)        If the Shareholder elects to participate in a Tax Contest, (1) the Shareholder shall notify Buyer of such intent; (2) Buyer shall control, or cause the Companies or the Companies’ Subsidiaries, as applicable, to control, such Tax Contest diligently and in good faith; and (3) Buyer shall (and shall cause the Companies and the Companies’ Subsidiaries to) promptly take all actions necessary to allow the Shareholder (and its counsel) to fully participate in such Tax Contest; and (4) if requested by the Shareholder, Buyer shall settle (or cause the Companies or the applicable Companies’ Subsidiaries, as applicable, to settle) the Tax Contest on terms acceptable to the Governmental Entity and the Shareholder (provided that such settlement will not result in a Buyer Indemnified Party incurring any material Tax that the Shareholder are not required to pay under this Agreement).

(iv)        If the Shareholder does not control or participate in a Tax Contest (whether by election or otherwise) that relates to a Pre-Closing Tax Period or Straddle Period, (1) Buyer shall control, or cause the Companies or the applicable Companies’ Subsidiaries, as applicable, to control such Tax Contest diligently and in good faith; and (2) Buyer shall keep the Shareholder reasonably informed regarding the status of such Tax Contest; and (3) if requested by the Shareholder, Buyer shall settle (or cause the Companies and/or the applicable Companies’ Subsidiaries, as applicable, to settle) the Tax Contest on terms acceptable to the applicable Governmental Entity and the Shareholder (provided that such settlement will not result in any Buyer Indemnified Party incurring any Taxes that the Shareholder is not required to pay under this Agreement).

12.2.6    Tax Refunds. All refunds of Taxes (other than refunds of Transfer Taxes or refunds generated by the carryback of losses or credits attributable to periods after the Closing Date) of the Companies or any Companies’ Subsidiaries for any Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date as determined in accordance with the same principles provided for in Section 12.2.2) (whether in the form of cash received or a credit or offset against Taxes otherwise payable) shall be the property of the Shareholder to the extent such refund was not included as an asset in the computation of the Final Closing Date Net Working Capital. To the extent that Buyer, the Companies or any Companies’ Subsidiaries receives a refund that is the property of the Shareholder, Buyer shall pay the amount of such refund (and interest received from the Governmental Entity) to the Shareholder for distribution to the Shareholder in accordance with the terms of this Agreement. The amount due to the Shareholder shall be payable to the Shareholder ten (10) days after receipt of the refund from the applicable Governmental Entity (or, if the refund is in the form of credit or offset, ten (10) days after the due date of the Tax Return claiming such credit or offset). Buyer shall use commercially reasonable efforts to claim (and shall cause the Companies and each Companies’ Subsidiaries to use commercially reasonable efforts to claim) any refunds that will give rise to a payment to, or on behalf of, the Shareholder under Section 12.2.6. If any such refund or credit is subsequently reversed by such Governmental Entity, Shareholder shall repay such amount within ten (10) days of notice from Buyer.

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12.2.7     Termination of Tax Sharing Agreements. Any tax sharing agreement between the Companies, the Company Subsidiaries and any other member of BioScrip Inc.’s consolidated group is terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, future year or a past year). Shareholder agrees to indemnify Buyer from and against any liability under such tax-sharing agreements.

12.2.8     Indemnity for Consolidated Tax Liability. Shareholder agrees to indemnify Buyer from and against any liability the Companies or the Company Subsidiaries may have resulting from, arising out of, relating to, in the nature of, or caused by any liability of the Companies or any Company Subsidiary for Taxes of any person under Regulation 1.1502-6 (or any similar provision under state, local or foreign law).

12.3       Further Assurances. From time to time, as and when requested by any party hereto and at such requesting party’s expense, any other party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement on and subject to the terms and conditions hereof. Without limiting the generality of the foregoing, LHC and Buyer shall take such actions (and following Closing shall cause the Companies and Companies’ Subsidiaries to take such actions), and BioScrip and the Shareholder shall assist LHC and Buyer with taking such actions, as are necessary in order to obtain full releases of all guarantees by BioScrip or its Affiliates with respect to the liabilities, operations, or business of the Companies and Companies’ Subsidiaries following the Closing.

12.4       Restrictive Covenants

12.4.1    Non-Disclosure of Trade Secrets and Confidential Information.

(i)          None of BioScrip, the Shareholder, its Affiliates, or any of their respective officers, directors, partners, members, or employees (each, a “Shareholder Party” and collectively, the “Shareholder Parties”) shall, at any time after the Effective Date, directly or indirectly transmit or disclose any Trade Secret to any Person and shall not make use of any such Trade Secret, directly or indirectly, for its, his or her own benefit, without the prior written consent of Buyer.

(ii)         No Shareholder Party shall, at any time after the Effective Date, directly or indirectly transmit or disclose any Confidential Information to any Person or make use of any such Confidential Information, directly or indirectly, for its, his or her own benefit without the prior written consent of Buyer.

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(iii)        Notwithstanding Sections 12.4.1(i) and 12.4.1(ii) above, any Person may disclose or use any Trade Secret or Confidential Information to the extent, and only to the extent, that such Trade Secret or Confidential Information (a) is, or becomes part of, the public domain other than as a result of any violation by a Shareholder Party under this Agreement; (b) is required to be disclosed by law, provided that, to the extent practicable, the disclosing or using party must give Buyer reasonable advance written notice of the proceeding resulting in such order, so that Buyer may seek a protective order if Buyer chooses to do so; or (c) is provided to the Shareholder Party by a third party who, to the Shareholder Party’s knowledge, has not done so in breach of a confidentiality obligation of that third party.

(iv)        Shareholder shall, and shall cause each other Shareholder Party to, convey to Buyer all Trade Secrets and Confidential Information and shall not retain (or cause any Shareholder Party to retain) any copies of any such materials after the Effective Date, provided, however, that no Shareholder Party shall be required to destroy electronic copies of any Trade Secrets or Confidential Information that is created and/or maintained pursuant to such Shareholder Party’s standard electronic backup and archival procedures.

(v)         The restrictions of this Section 12.4.1 shall apply regardless of whether the Trade Secret or Confidential Information is in written, graphic, computer, recorded, photographic or any machine-readable form, is orally conveyed to the Shareholder Party.

(vi)        Notwithstanding anything herein to the contrary, the Shareholder Parties may retain a copy of all Confidential Information related to the transactions contemplated under this Agreement (including, but not limited to, all documentation provided to Buyer through the Intralinks dataroom) and all Trade Secrets shared with Buyer in connection with the transactions contemplated under this Agreement solely for purposes of defending or asserting any claim related to this Agreement.

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12.4.2     Non-Competition. Shareholder acknowledges that the Confidential Information in the possession of any Shareholder Party would enable such Shareholder Party to establish goodwill with the patients, customers and potential customers, suppliers, and sources or potential sources of referrals who provide products and services on behalf of the Companies and each of the Companies’ Subsidiaries or who receive services from the Companies or the Companies’ Subsidiaries and that the Confidential Information constitutes a valuable asset of the Companies and the Companies’ Subsidiaries. Shareholder further acknowledges that it has developed relationships with certain of the Companies’ and the Companies’ Subsidiaries’ patients and potential patients, suppliers, contractors or potential contractors, consultants or potential consultants, and sources or potential sources of referrals. Accordingly, BioScrip and Shareholder will (and shall cause each Shareholder Party to) comply with the provisions of this Section 12.4.2 for the period beginning on the Effective Date and ending on the third (3rd) anniversary thereof. During such three-year period, BioScrip and Shareholder agree that no Shareholder Party shall directly or indirectly engage in, render services to or become interested in any manner, as manager, employee, officer, consultant, or partner, or through ownership (other than holding less than two percent (2%) of the outstanding equity securities of a Person having securities that are listed for trading on a national securities exchange), or otherwise, either alone or in association with others, in any Person that solely provides services that are similar to or competitive with the services provided by the Companies or the Companies’ Subsidiaries, which restrictions shall be applicable within: (i) the Mississippi counties set forth on Exhibit 12.4.2; (ii) the Tennessee counties set forth on Exhibit 12.4.2; (iii) the Kentucky counties set forth on Exhibit 12.4.2; (iv) the Nebraska counties set forth on Exhibit 12.4.2; and (v) the Illinois counties set forth on Exhibit 12.4.2 (collectively, the “Restricted Territory”). For the avoidance of doubt and notwithstanding anything herein to the contrary, nothing herein shall prohibit a Shareholder Party from (i) acquiring and thereafter operating a business (including, but not limited to, a predominantly home infusion business) which includes as a component a home health, hospice, and/or private duty business which operates within the Restricted Territory, provided that such home health, hospice, and/or private duty business either (a) accounts for less than 10% of the revenue of the acquired business, or (b) is divested as soon as commercially practicable, but in no event later than twelve (12) months following the acquisition; (ii) providing non-Medicare certified nursing services within the Restricted Territory in connection with the Shareholder Parties’ businesses that are not being sold under this Agreement (including, but not limited to, the Shareholder Parties’ home infusion, medical supplies, and transitional care businesses), or (iii) jointly marketing the Shareholder Parties’ businesses that are not being sold under this Agreement (including, but not limited to, the Shareholder Parties’ home infusion, medical supplies, and transitional care businesses) or otherwise collaborating or joint venturing with an unrelated provider or supplier that operates, or has an Affiliate which operates, a home health, hospice, and/or private duty business (including, but not limited to, health systems); provided that in conjunction with any such collaboration or joint venture the Shareholder Parties’ may not provide home health, hospice, and/or private duty services within the Restricted Territory during the Restricted Period, but the collaboration or joint venture may provide such services.

12.4.3     Non-Solicitation, Non-Interference and No-Hire.

(i)          Shareholder acknowledges and agrees that valuable relationships have been established between the Companies and the Companies’ Subsidiaries and certain Persons, including, without limitation, customers, patients, and physicians. Shareholder further acknowledges and agrees that the aforementioned relationships constitute a valuable asset of the Companies and the Companies’ Subsidiaries and constitute a significant portion of the goodwill of such entities that is being purchased by Buyer pursuant to this Agreement. Accordingly, Shareholder agrees that for a period of three (3) years after the Effective Date, no Shareholder Party shall, without the prior written consent of Buyer, directly or indirectly, solicit, divert, take away or attempt to solicit, divert or take away any customer, patient, physician or other Person having business or patient relations with the Companies or the Companies’ Subsidiaries for the purpose of providing services that are similar to or competitive with the services provided by the Companies or the Companies’ Subsidiaries. Shareholder further agrees that, for a period of three (3) years after the Effective Date, no Shareholder Party shall, induce or attempt to induce any customer, patient, physician, supplier or other Person having business or patient relations with the Companies or the Companies’ Subsidiaries to breach an existing contract with the Companies or the Companies’ Subsidiaries or take any other action intended to damage the relationship between any customer, patient, physician, supplier or other Person having business relations with the Companies or the Companies’ Subsidiaries. For the avoidance of doubt, nothing herein shall prohibit a Shareholder Party from calling upon or providing services (including, but not limited to, nursing services) to any customer, patient, physician or other Person, which had business or patient relations with the Shareholder Parties’ businesses that are not being sold under this Agreement (including, but not limited to, the Shareholder Parties’ home infusion businesses).

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(ii)         Shareholder acknowledges and agrees that the Companies and the Companies’ Subsidiaries have provided healthcare services through a network of persons that includes both persons actually employed by the Companies and the Companies’ Subsidiaries (“Employees”) as well as other non-employee healthcare providers, including but not limited to physicians, physician groups, nurses, hospitals, contractors and consultants (the “Providers”), that have contracted with the Companies and the Companies’ Subsidiaries to provide healthcare services. Shareholder further acknowledges and agrees that the arrangements, agreements and relationships with the Providers and the services provided by such Providers are integral to the operations of the Companies and the Companies’ Subsidiaries and that the loss of such arrangements, agreements and relations would result in irreparable damages to Buyer. Accordingly, Shareholder agrees that, for a period of three (3) years after the Effective Date, no Shareholder Party shall, without the prior written consent of Buyer, hire, engage or solicit any Employee who is employed by the Companies and the Companies’ Subsidiaries as of the Effective Date for a period of 12 months following their termination of employment with the Companies or the Companies’ Subsidiaries; provided, however, that the foregoing shall not prohibit any Shareholder Party from (a) posting a general public advertisement for employment not specifically directed at such Employees and hiring any such Employee who responds to such general public advertisement; or (b) soliciting and/or hiring any Employee following Buyer’s determination to terminate such Employee. Shareholder further agrees that, for a period of three (3) years after the Effective Date, no Shareholder Party shall, without the prior written consent of Buyer, hire, engage or solicit any Provider who is engaged by the Companies and the Companies’ Subsidiaries as of the Effective Date, for the purpose of assisting or creating a relationship with any business entity that is similar to or competitive with the Companies or the Companies’ Subsidiaries within the Restricted Territory for a period of 12 months following their termination of engagement with the Companies or the Companies’ Subsidiaries; provided, however, that the foregoing shall not prohibit any Shareholder Party from (a) hiring, engaging or soliciting any Provider that may provide health care services on behalf of Buyer to patients of Buyer, in connection with the Shareholder Parties’ businesses within the Restricted Territory that are not being sold under this Agreement (including, but not limited to, the Shareholder Parties’ home infusion businesses); or (b) soliciting and/or hiring any Provider following Buyer’s determination to terminate such Provider.

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12.5       Public Announcements. Except with respect to issuances required by applicable Law or the rules of any applicable stock exchange, the parties hereto shall not issue any non-required report, statement or press release or otherwise make any other public statement with respect to this Agreement and the transactions contemplated hereby without prior consultation with and approval (which shall not be unreasonably withheld) of the other parties. The parties acknowledge and agree that each party intends to make a public announcement upon the execution and the closing of this Agreement. Each party agrees to provide the other party with a prior draft of such public announcement, which shall be subject to approval of the other parties to the extent required under, and in accordance with, the terms of this Section 12.5.

12.6       Access to Books and Records. From and after the Closing, Shareholder shall, and shall cause its Affiliates to, provide Buyer, the Companies and the Companies’ Subsidiaries and their respective authorized representatives with reasonable access, during normal business hours, to all Shareholder and Shareholder’s Affiliates’ books and records to the extent pertaining to the Companies and the Companies’ Subsidiaries, including, but not limited to those records, reporting systems and platforms identified on Schedule 12.6, with respect to periods prior to the Closing Date to the extent such access does not violate any Laws and to the extent reasonably necessary for Buyer, the Companies and/or the Companies’ Subsidiaries to have access to such information. Unless otherwise consented to in writing by Buyer, Shareholder shall not, and shall cause its Affiliates not to, for a period of ten (10) years following the Closing Date, destroy, alter or otherwise dispose of any of its books and records, including, but not limited to those records, reporting systems and platforms identified on Schedule 12.6, pertaining to the Companies and/or the Companies’ Subsidiaries, or any portions thereof, relating to periods prior to the Closing Date without first giving at least thirty (30) days’ prior written notice to Buyer and offering to surrender to Buyer, at Buyer’s sole cost and expense, such books and records or such portions thereof.

Article 13
INDEMNIFICATION

13.1       Survival Period. The representations, warranties, covenants and agreements of the Companies, the Shareholder and Buyer set forth in this Agreement shall survive the Closing for a period beginning on the Closing Date and ending on the date that is eighteen (18) months following the Closing Date and shall thereafter be of no further force or effect; provided, however, that: (i) the representations and warranties provided for in Sections 5.1, 6.1 and 7.1 (Organization and Corporate Power), Sections 5.2, 6.2 and 7.2 (Authorization), and Section 5.4 (Capitalization) (collectively, the “Fundamental Representations”) shall survive the Closing indefinitely; (ii) the representations and warranties provided for in Section 5.9 (Tax Matters), Section 5.20 (Licenses, Authorizations and Provider Programs), 5.23 (Healthcare Laws.), 5.24 (Inspections and Investigations) shall survive the Closing until thirty (30) days following the expiration of the applicable statute of limitations to which claims relating to such representations and warranties may apply; (iii) the covenants and agreements of the parties in this Agreement that specify a different time period (e.g., x years, x days, x months) shall survive in accordance with their respective terms; and (iv) the covenants in Section 12.2 shall survive the Closing until thirty (30) days following the expiration of the applicable statute of limitations (including extensions)(any such period with respect to the survival of representations, warranties, covenants and agreements shall be referred to herein as a “Survival Period”).

13.2       Indemnification by the Shareholder for the Benefit of Buyer.

13.2.1     Subject to the applicable provisions and limitations of this Article 13, after the Closing, the Shareholder shall indemnify Buyer and the Companies, and each of their respective Affiliates, officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (the “Buyer Indemnified Parties”) from and against any Loss, which each Buyer Indemnified Party actually suffers as a result of:

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(i)          any breach of any representation and warranty contained in Article 5 or in Article 6 of this Agreement;

(ii)         any breach of any covenant or agreement of the Shareholder contained in this Agreement;

(iii)        any breach prior to the Closing of any covenant or agreement of the Companies or the Companies’ Subsidiaries contained in this Agreement to be performed or complied with prior to the Closing (excluding, for the avoidance of doubt, any breaches by the Companies or the Companies’ Subsidiaries of covenants or agreements herein from and after the Closing);

(iv)        for a period beginning on the Closing Date and ending thirty (30) days following the expiration of the applicable statute of limitations, Losses arising from (a) the result of any post-payment review of claims, actions, audits, investigations, or proceedings conducted by or on behalf of any Government Programs, including, but not limited to, Medicare administrative contractors or intermediaries, recovery audit contractors, zone program integrity contractors, specialty medical review contractors, or similar investigative agencies, but only to the extent such Losses arise from dates of service prior to the Effective Time (“Recoupment Indemnity Matter”); provided, however, that Recoupment Indemnity Matter shall exclude Losses to the extent arising from new or different billing policies, procedures and/or practices implemented by the Buyer with respect to bills submitted by the Companies and/or the Companies’ Subsidiaries following Closing; and (b) any audits, investigations, claims, actions, proceedings or lawsuits by the U.S. Department of Health and Human Services Office of Inspector General, U.S. Department of Justice, a State Attorney General, State Medicaid agency or other agencies or persons with respect to healthcare fraud, False Claims Act matters, qui tam or whistle blower actions, or other intent-based, reckless disregard-based, or other scienter-based laws related to the provision of healthcare services or the submission of healthcare claims by the Companies or the Companies’ Subsidiaries relating to dates of service prior to the Effective Time (“Special Indemnity Matter”); and

(v)         Tax Losses.

13.2.2     Notwithstanding any other provision in this Agreement to the contrary other than Section 12.2.8 (but subject to the other applicable limitations on indemnification recovery set forth in this Article 13):

(i)          the Shareholder shall have no liability under Section 13.2.1(i), unless the aggregate of all Losses relating thereto for which the Shareholder would be liable, but for this Section 13.2.2, exceeds on a cumulative basis one percent (1%) of the Purchase Price (the “Deductible”), and then only to the extent such Losses exceed the Deductible; provided, however, that the Deductible shall not apply to any Loss incurred by the Buyer Indemnified Parties as a result of a breach of the Fundamental Representations;

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(ii)         except to the extent provided in Sections 13.2.2(iii), the Shareholder’s aggregate liability under Section 13.2 (other than with respect to the Fundamental Representations made by the Shareholder and the obligations in Section 12.2.8) shall not exceed an amount equal to ten percent (10%) of the Purchase Price received by Shareholder (the “General Cap”); and

(iii)        to the extent that Losses arising under Section 13.2.1(iv) exceed the amount of the General Cap, the Shareholder shall be liable for Losses arising under Sections 13.2.1(iv) as set forth on Schedule 13.2.2(iii).

All Losses (including but not limited to, Losses as a result of a breach by Shareholder of the Fundamental Representations and as a result of Tax Losses), but not including Losses under Section 13.2.1(iv)(b) and Section 12.2.8, shall be counted for purposes of determining whether the General Cap and any additional caps, as applicable, have been reached.

13.2.3    Notwithstanding any other provision in this Agreement to the contrary, the Shareholder shall not be liable to, or have any obligation to indemnify, any Buyer Indemnified Party for any Losses (i) resulting from any breach of any covenant, agreement, representation or warranty to which Buyer had knowledge on or prior to the Closing Date, (ii) to the extent that such Losses result from or arise out of a breach of this Agreement by Buyer or actions taken by Buyer, the Companies, the Companies’ Subsidiaries or any of their respective Affiliates from and after the Closing Date, (iii) to the extent that such Losses result from or are increased by the passing of or any change in, after the Effective Date, any Law of any Governmental Entity in effect on the Effective Date or by any change in, after the Effective Date, any interpretation or enforcement of any Law by any Governmental Entity, or (iv) to the extent that an accrual for or reserve against any such Losses was or is included in the Financial Statements and/or the Closing Date Net Working Capital (as finally determined pursuant to Section 4.2). The parties acknowledge and agree that the indemnification provided by this Article 13 constitutes the sole and exclusive remedies of the parties to this Agreement for any and all Losses or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby or any exhibit, schedule or certificate delivered hereunder or otherwise with respect to the transactions contemplated hereby including, without limitation, with respect to any misrepresentation or inaccuracy in, or breach of, any representations or warranties or any breach or failure in performance of any covenants or agreements made by any party to this Agreement or in any exhibits or schedules hereto or any certificate delivered hereunder or otherwise with respect to the transactions contemplated hereby; provided that this sentence shall not limit any rights Buyer or Shareholder may have (a) under Section 15.1 with respect to seeking specific performance, injunctive or other equitable relief, (b) under Article 14 in connection with any termination of this Agreement prior to the Closing, or (c) under Section 13.9.

13.3       Mitigation; Related Matters.

13.3.1     The Buyer Indemnified Parties shall use, and shall cause the Companies and the Companies’ Subsidiaries to use, all commercially reasonable efforts to mitigate all losses, costs, damages and expenses upon and after becoming aware of any event which could reasonably be expected to give rise to losses, costs, damages and expenses that are or may be indemnifiable under this Article 13.

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13.3.2     The Buyer Indemnified Parties shall not be entitled to recover any Losses relating to any matter (i) arising under one provision of this Agreement to the extent that the Buyer Indemnified Parties had already recovered Losses with respect to such matter pursuant to any other provision of this Agreement or (ii) to the extent such matter has been included in the calculation of (or otherwise taken into account in determining) the Purchase Price (including, without limitation, by virtue of being included in the calculation of the Closing Date Net Working Capital).

13.4       Indemnification by Buyer for the Benefit of the Shareholder.

13.4.1    Subject to the applicable provisions of this Article 13, after the Closing, Buyer shall jointly and severally indemnify the Shareholder and each of its Affiliates, officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the “Shareholder Indemnified Parties”) against any Losses which any of the Shareholder Indemnified Parties actually suffer as a result of:

(i)          any breach of any representation or warranty of Buyer contained in this Agreement,

(ii)         any breach of any covenant or agreement set forth in this Agreement to be performed by Buyer and/or, from and after the Closing, the Companies or the Companies’ Subsidiaries, or

(iii)        the ownership and/or the operation of the Companies, the Companies’ Subsidiaries and their respective businesses from and after the Closing.

13.4.2     Notwithstanding any other provision in this Agreement to the contrary (but subject to the other applicable limitations on indemnification recovery set forth in this Article 13):

(i)          the Buyer shall have no liability under Section 13.4.1(i), unless the aggregate of all Losses relating thereto for which the Shareholder would be liable, but for this Section 13.4.2, exceeds on a cumulative basis the Deductible, and then only to the extent such Losses exceed the Deductible; and

(ii)         the Buyer’s aggregate liability under Section 13.2 (other than with respect to the Fundamental Representations made by the Shareholder and other than with respect to Losses arising under Section 13.4.1(iii)) shall not exceed the General Cap.

All Losses (including but not limited to, Losses as a result of a breach by Buyer of the Fundamental Representations) shall be counted for purposes of determining whether the General Cap has been reached.

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13.5       Manner of Payment. Any indemnification payment pursuant to this Article 13 shall be effected by wire transfer of immediately available funds from (or on behalf of) the applicable indemnifying party to an account designated by each applicable indemnified party within twenty-one (21) days after the determination thereof.

13.6       Defense of Third Party Claims. Promptly after the assertion by any third party of any claim (a “Third Party Claim”) against any Person entitled to seek indemnification under Section 13.2 or Section 13.4 (an “Indemnitee”) that results or may result in the incurrence by such Indemnitee of any Loss for which such Indemnitee desires to seek indemnification under this Article 13, such Indemnitee shall notify each of the parties from whom such indemnification could be sought hereunder with respect to such claim (collectively, the “Indemnitor”) of such claim in writing promptly after receiving notice of such claim, describing the claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail (such written notice, an “Indemnification Notice”); provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is materially prejudiced thereby. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that the fees and expenses of such counsel shall be borne by the Indemnitee and shall not be recoverable from such Indemnitor(s) under this Article 13. If the Indemnitor shall control the defense of any such claim, the Indemnitor shall be entitled to settle such claims; provided that the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned and/or delayed) before entering into any settlement of a claim or ceasing to defend such claim; provided, however, that no such consent will be required if, pursuant to or as a result of such settlement, there is no injunctive or other equitable relief that will be imposed against the Indemnitee, such settlement expressly and unconditionally releases the Indemnitee from all liabilities and obligations with respect to such claim, and such settlement does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Parties. In all cases, the Indemnitee shall provide, and the Indemnitee shall cause its Affiliates to provide, their reasonable cooperation with the Indemnitor in defense of claims or litigation, including by making employees, information and documentation reasonably available. In no event shall an Indemnitee consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned and/or delayed) if any Indemnitee is seeking or shall seek indemnification hereunder with respect to such matter; it being understood and agreed, for the avoidance of doubt, that any such consent of the Indemnitor to any such consent to the entry of judgment or settlement shall not be deemed to be an admission or acknowledgement that any Indemnitee is entitled to indemnification hereunder with respect to any such Third Party Claim.

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13.7       Determination of Loss Amount. The amount of any Loss subject to indemnification under Section 13.2.1 or 13.4.1 shall be calculated net of (a) any Tax Benefit inuring to Buyer or Shareholder, as applicable, and/or any of their respective Affiliates on account of such Loss, and (b) any insurance proceeds or other third party indemnification or reimbursement proceeds actually recovered on account of such Loss. If Buyer or Shareholder and/or any of their respective Affiliates realizes a Tax Benefit on account of such Loss and such Tax Benefit was not included in the computation of the Loss, Buyer or Shareholder, as applicable, shall within ten (10) days of filing the Tax Return claiming the Tax Benefit (or, to the extent the Tax Benefit is in the form of a refund, within ten (10) days of receiving the refund from the Governmental Entity) pay to the other party the amount of such Tax Benefit. Each party shall take all commercially reasonable actions (and shall cause its Affiliates to take all commercially reasonable actions) to timely claim any Tax Benefit that shall reduce the amount of a Loss, or give rise to a payment to or for the benefit of the other party, under this Section 13.7. Buyer and Shareholder shall, and shall cause their respective Affiliates to, seek full recovery under all insurance policies and other third-party agreements covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance recovery or a recovery under any other third-party agreement is made by Buyer or the Shareholder and/or any of their respective Affiliates with respect to any Loss for which any Buyer Indemnified Party or any Shareholder Indemnified Party, as applicable, has been indemnified hereunder, then a payment equal to the aggregate amount of the recovery shall be made promptly by Buyer or the Shareholder, as applicable to the other party for the benefit of the other party. The Shareholder shall be subrogated to all rights of Buyer, the Companies and the Companies’ Subsidiaries in respect of any Losses indemnified by the Shareholder. The Buyer shall be subrogated to all rights of the Shareholder in respect of any Losses indemnified by the Buyer.

13.8       Expiration of Indemnification. No Person shall be liable for any claim for indemnification under Section 13.2.1 or Section 13.4.1 unless written notice (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the applicable Survival Period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of such claim only, until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given.

13.9       Effect of Failure to Close. For the avoidance of doubt, notwithstanding anything to the contrary in this Article 13, nothing herein shall prohibit any Party from suing another or limit the amount of recovery for breach of contract as a result of the other failing to consummate the transactions described in this Agreement upon the satisfaction or waiver of its conditions precedent to Closing.

Article 14
TERMINATION

This Agreement and the transactions contemplated herein may be terminated at any time prior to the Effective Time by the mutual written agreement of Shareholder and Buyer. In addition, either Shareholder or Buyer may terminate this Agreement prior to the Effective Time if the other party fails to satisfy the conditions applicable to such party (under Article 8 or Article 9, as the case may be) by July 1, 2014.

In the event of such a termination, this Agreement shall be rendered void and of no further force or effect, without any liability on the part of any of the parties hereto or their respective owners, directors, officers or employees, except the obligations of each party to preserve the confidentiality of documents, certificates, and information furnished to such party pursuant hereto and for any obligation or liability of any party based on or arising from any breach or default by such party with respect to its representations, warranties, covenants or agreements contained in related agreements.

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Article 15
MISCELLANEOUS

15.1       Specific Performance. The Shareholder and the Companies agree that the Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of the Shareholder and the Companies hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. Furthermore, the Buyer agrees that the Shareholder and the Companies shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their rights and the obligations of the Buyer hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.

15.2       Notices. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed delivered (a) on the date of personal delivery or transmission by confirmed telegram or confirmed facsimile transmission, (b) on the third (3rd) business day following the date of deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, (c) on the first (1st) business day following the date of delivery to a nationally-recognized overnight courier service, or (d) by e-mail, in each case addressed as follows, or to such other address, Person or entity as either party shall designate by notice to the other in accordance herewith:

If to Buyer, the Companies or LHC, addressed to:	LHC Group, Inc.

420 West Pinhook Road, Suite A

Layfayette, LA 70503

Attention: Joshua L. Proffitt General Counsel

Facsimile: (337) 235-8037

E-mail: Josh.Proffitt@lhcgroup.com

With a copy to:	Jones Walker LLP

201 St. Charles Avenue, 51st Floor

New Orleans, LA 70170

Attention: Allison C. Bell

Facsimile: (504) 589-8596

E-mail: abell@joneswalker.com

If to Shareholder or BioScrip, addressed to:	BioScrip, Inc.

100 Clearbrook Road

Elmsford, NY 10523

Attention: Kimberlee Seah General Counsel

Facsimile: (914) 345-8122

E-mail: Kimberlee.Seah@bioscrip.com

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With a copy to:	Polsinelli PC

100 South Fourth Street, Suite 1000

St. Louis, MO 63102

Attention: Mark H. Goran

Facsimile: (314) 754-9465

E-mail: mgoran@polsinelli.com

15.3       Waiver. The failure of any party to insist, in any one or more instances, on performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of the parties with respect thereto shall continue in full force and effect.

15.4       Third Parties. None of the provisions of this Agreement shall confer rights or benefits as third party beneficiaries or otherwise upon any party that is not expressly a party to this Agreement, and the provisions of this Agreement shall not be enforceable by any such third party.

15.5       Severability. If any part of this Agreement should be determined to be invalid, unenforceable, or contrary to Law, that part shall be amended, if possible, to conform to Law, and if amendment is not possible, that part shall be deleted and other parts of this Agreement shall remain fully effective, but only if, and to the extent, such modification or deletion would not materially and adversely frustrate the parties’ essential objectives as expressed in this Agreement.

15.6       Amendment. This Agreement may be amended, supplemented, altered or modified at any time only by a written instrument duly executed by Shareholder and Buyer.

15.7       Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties to this Agreement may deliver their executed counterparts by facsimile or other electronic means, provided that original signatures are delivered by U.S. Mail promptly thereafter.

15.8       Headings. The headings contained in this Agreement have been inserted for the convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

15.9       Entire Agreement. This Agreement (including the schedules and exhibits hereto, and all other agreements and documents executed in connection herewith) constitutes the entire agreement among the parties hereto with respect to the subject hereof.

15.10     Successors and Assigns. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, whether so expressed or not.

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15.11     Governing Law; Jurisdiction. The parties specifically agree that this Agreement shall in all respects be interpreted, read construed and governed by the internal Laws of the State of Delaware, exclusive of its conflicts of law rules. Any party hereto shall be entitled to bring an action to enforce any provision of, or based on any right arising out of, relating to or in connection with, this Agreement, in law or at equity for specific performance, or for any other remedy or damages, in the United States District Court for the District of Delaware, situated in Wilmington, Delaware or any Delaware court sitting in New Castle County, Delaware. Each party hereto expressly agrees to waive any challenge to either jurisdiction or venue in any of the aforementioned courts. The prevailing party in any such action shall be entitled to recover all attorneys’ fees of pursuing or defending an action under this Agreement.

15.12     BioScrip Guarantee.

15.12.1   BioScrip hereby guarantees to the Buyer the payment in full of all amounts when due and owing (i) by Shareholder under this Agreement and any amendments hereto, including Shareholder’s obligations to indemnify the Buyer Indemnified Parties in accordance with Article 13; (ii) incurred in connection with any actions, suits or proceedings initiated to enforce the provisions of this Section 15.12; and (iii) with respect to damages for breach of contract as a result of the Shareholder failing to consummate the transactions described in this Agreement upon the satisfaction or waiver of its conditions precedent to Closing (collectively, the “BioScrip Obligations” and each, individually, a “BioScrip Obligation”).

15.12.2   BioScrip covenants and agrees that if at any time the Shareholder defaults in the payment of any BioScrip Obligation, BioScrip shall promptly, upon notice from a Buyer Indemnified Party, pay, or cause the payment of, such BioScrip Obligation.

15.12.3   The obligations of BioScrip under this Section 15.12 are absolute and unconditional, present and continuing, and shall not be affected, modified or impaired or prejudiced upon the happening from time to time of any one or more of the following events:

(i)          the extension of time for payment of any amounts due or of the time for performance of any of the BioScrip Obligations;

(ii)         the modification or amendment (whether material or otherwise) of any of the BioScrip Obligations;

(iii)        the failure, omission, delay or lack on the part of the Buyers to enforce, ascertain or exercise any right, power or remedy under or pursuant to the terms of this Agreement;

(iv)        the fact that BioScrip may at any time in the future dispose of all or any part of its interest in Shareholder; or

(v)         the bankruptcy, insolvency, winding up, dissolution, liquidation, administration, reorganization or other similar or dissimilar failure or financial disability of Shareholder.

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15.13     LHC Guarantee.

15.13.1   LHC hereby guarantees to the Shareholder the payment in full of all amounts when due and owing (i) by Buyer under this Agreement and any amendments hereto, including Buyer’s obligations to indemnify the Shareholder Indemnified Parties in accordance with Article 13; (ii) incurred in connection with any actions, suits or proceedings initiated to enforce the provisions of this Section 15.12; and (iii) with respect to damages for breach of contract as a result of the Buyer failing to consummate the transactions described in this Agreement upon the satisfaction or waiver of its conditions precedent to Closing (collectively, the “LHC Obligations” and each, individually, a “LHC Obligation”).

15.13.2   LHC covenants and agrees that if at any time Buyer defaults in the payment of any LHC Obligation, LHC shall promptly, upon notice from a Shareholder Indemnified Party, pay, or cause the payment of, such LHC Obligation.

15.13.3   The obligations of LHC under this Section 15.13 are absolute and unconditional, present and continuing, and shall not be affected, modified or impaired or prejudiced upon the happening from time to time of any one or more of the following events:

(i)          the extension of time for payment of any amounts due or of the time for performance of any of the LHC Obligations;

(ii)         the modification or amendment (whether material or otherwise) of any of the LHC Obligations;

(iii)        the failure, omission, delay or lack on the part of the Shareholder to enforce, ascertain or exercise any right, power or remedy under or pursuant to the terms of this Agreement;

(iv)        the fact that LHC may at any time in the future dispose of all or any part of its interest in the Buyers; or

(v)         the bankruptcy, insolvency, winding up, dissolution, liquidation, administration, reorganization or other similar or dissimilar failure or financial disability of the Buyers.

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*                    *                    *                    *                    *

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IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

BUYERS:

NEBRASKA HEALTH CARE GROUP, LLC,
a Nebraska limited liability company
By: LHC Group, Inc., its Manager

By:	/s/ Joshua L. Proffitt
Joshua L. Proffitt, Executive Vice President

ILLINOIS HEALTH CARE GROUP, LLC,
an Illinois limited liability company
By: LHC Group, Inc., its Manager

By:	/s/ Joshua L. Proffitt
Joshua L. Proffitt, Executive Vice President

KENTUCKY HEALTH CARE GROUP, LLC,
a Kentucky limited liability company

By: LHC Group, Inc., its Manager

By:	/s/ Joshua L. Proffitt
Joshua L. Proffitt, Executive Vice President

TENNESSEE HEALTH CARE GROUP, LLC,
a Tennessee limited liability company

By: LHC Group, Inc., its Manager

By:	/s/ Joshua L. Proffitt
Joshua L. Proffitt, Executive Vice President

MISSISSIPPI HEALTH CARE GROUP, LLC,
a Mississippi limited liability company

By: LHC Group, Inc., its Manager

By:	/s/ Joshua L. Proffitt
Joshua L. Proffitt, Executive Vice President

LHC (solely with respect to Sections 10.4, 10.6, 12.3 and 15.13 of this Agreement):

LHC GROUP, INC.,
a Delaware corporation

By:	/s/ Joshua L. Proffitt
Joshua L. Proffitt, Executive Vice President

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COMPANIES WHICH ARE PARTIES TO THIS AGREEMENT:

ELK VALLEY PROFESSIONAL AFFILIATES, INC.,
a Tennessee corporation

By:	/s/ Richard M. Smith
Printed Name: Richard M. Smith
Its: President

SOUTH MISSISSIPPI HOME HEALTH, INC.,
a Mississippi corporation

By:	/s/ Richard M. Smith
Printed Name: Richard M. Smith
Its: President

SHAREHOLDER:

DEACONESS HOMECARE, LLC,
a Delaware limited liability company

By:	/s/ Richard M. Smith
Printed Name: Richard M. Smith
Its: President

BIOSCRIP (solely with respect to Sections 10.4, 10.5, 10.6, 12.2, 12.4 and 15.12 of this Agreement):

BIOSCRIP, INC.,
a Delaware corporation

By:	/s/ Richard M. Smith
Printed Name: Richard M. Smith
Its: President and Chief Executive Officer